As filed with the Securities and Exchange Commission on January 28, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELESYSTEM INTERNATIONAL WIRELESS INC.	TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V.
(Exact name of each registrant as specified in its charter)	(Exact name of each registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation)	1000 de la Gauchetière Street West 16th Floor Montréal, Québec Canada H3B 4W5 (514) 673-8497	The Netherlands (State or other jurisdiction of organization)	World Trade Center Strawinskylaan 707 1077 XX Amsterdam The Netherlands 31 (20) 305 09 80
	(Address and telephone number of registrant’s principal executive offices)		(Address and telephone number of registrant’s principal executive offices)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 894-8940 (Name, address, and telephone number of agents for service of process for each registrant)	Not applicable Not applicable (I.R.S. Employer Identification Numbers)

with copies to:
Margriet Zwarts Telesystem International Wireless Inc. 1000 de la Gauchetière Street West, 16th Floor Montréal, Québec H3B 4W5 (514) 673-8497	David P. Falck, Esq. Pillsbury Winthrop LLP One Battery Park Plaza New York, New York 10004 (212) 858-1438

Approximate date of commencement of proposed sale of the securities to the public: At such time or from time to time after the effective date of this registration statement as the selling noteholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee

14% Senior Guaranteed Notes due December 30, 2003	$11,775,103	100%	$11,775,103	$1,084
TIWC Guarantee	(1)	(1)	(1)	(1)

(1) No separate consideration will be received for the TIWC Guarantee. Pursuant to Rule 457(n), no separate fee is payable in respect of the TIWC Guarantee.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The noteholders named herein may not sell these securities pursuant to this prospectus until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 28, 2003

PRELIMINARY PROSPECTUS

Telesystem International Wireless Inc.

Up to $11,775,103
14% Senior Guaranteed Notes due December 30, 2003
Guaranteed by
Telesystem International Wireless Corporation N.V.
as described herein

     This prospectus relates to the offer and resale by the holders named in this prospectus of our 14% Senior Guaranteed Notes due 2003, which we refer to as the “Underlying Notes”, of up to $11,775,103 principal amount of our 14% Senior Guaranteed Notes that we issued to the selling noteholders (1) as an additional issuance of notes on December 30, 2002, (2) as payment in kind of the interest we owed on the Underlying Notes on the June 30, 2002 interest payment date, (3) as payment in kind of the interest we owed on the Underlying Notes on the December 30, 2001 interest payment date, and/or (4) as part of the original issuance of Underlying Notes on September 19, 2001, but have not been previously registered with the SEC. We refer to all of our 14% Senior Guaranteed Notes due 2003 from time to time outstanding as the “notes”.

     We do not intend to apply to list the notes on any national securities exchange or the Nasdaq Stock Market.

     Our wholly-owned subsidiary, Telesystem International Wireless Corporation N.V., a corporation organized under the laws of The Netherlands, guarantees our obligations with respect to the notes. The guarantee is secured as and to the extent described in this prospectus. We refer to this guarantee as the “TIWC Guarantee.”

     When we say “TIW”, “we”, “us”, or “our”, we refer to Telesystem International Wireless Inc., a Canadian corporation and the issuer of the notes, unless the context otherwise requires. Our executive office is located at 1000 de La Gauchetiere Street West, 16th Floor, Montreal, Quebec, Canada H3B 4W5. Our telephone number at that location is (514) 673-8497.

     Investing in our notes involves risks that are described in the “Risk Factors” section beginning on page 1 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     A Prospectus has not been filed under the securities laws of any Province or Territory of Canada to qualify the resale of the notes in such jurisdictions. Any resale of the notes in Canada must be made in accordance with, or pursuant to an exemption from, the prospectus requirements of such laws, which vary depending on the Province or Territory. See “Canadian Transfer Restrictions.”

     The date of this prospectus is         , 2003.

RISK FACTORS
USE OF PROCEEDS
RECENT DEVELOPMENTS
WHERE YOU CAN FIND MORE INFORMATION
CONSOLIDATED CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
TIW
SELLING NOTEHOLDERS
DESCRIPTION OF THE NOTES
MARKET PRICES OF THE NOTES
INCOME TAX CONSIDERATIONS
CANADIAN TRANSFER RESTRICTIONS
PLAN OF DISTRIBUTION
CURRENCY OF PRESENTATION AND INDUSTRY INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
FORWARD-LOOKING STATEMENTS
EXCHANGE RATE INFORMATION
Legal Matters
Experts
SIGNATURES
Opinion of Fasken Martineau Dumoulin
Opinion of Stibbe P.C.
Opinion of Pillsbury Winthrop
Opinion of Pillsbury Winthrop
Statements re Computations of Ratios for TIW Inc.
Statements re Computations of Ratios for TIWC NV
Consents of Ernst & Young LLP
Consents of Ernst & Young Accountants
Consent of Ernst & Young Chartered Accountants
Opinion of Stibbe P.C.

Risk Factors	1
Use of Proceeds	10
Recent Developments	11
Where You Can Find More Information	12
Consolidated Capitalization	14
Ratio of Earnings to Fixed Charges	15
TIW	16
Selling Noteholders	19
Description of the Notes	26
Market Prices of the Notes	56
Income Tax Considerations	56
Canadian Transfer Restrictions	60
Plan of Distribution	60
Currency of Presentation and Industry Information	61
Enforceability of Civil Liabilities	62
Forward-Looking Statements	62
Exchange Rate Information	63
Legal Matters	64
Experts	64

1

RISK FACTORS

     We refer to the notes offered by this prospectus, which were part of the original issuance of Underlying Notes on September 19, 2001, but have not been previously registered with the SEC, as the “Unregistered Underlying Notes”. We refer to the notes issued on December 30, 2002 as the “December 2002 Notes”, the notes issued on June 30, 2002 as the “June 2002 PIK Notes” and the notes issued on December 30, 2001 as the “December 2001 PIK Notes” and together with the December 2002 Notes and the June 2002 PIK Notes, as the “Additional Notes”. We refer to the Unregistered Underlying Notes and the Additional Notes together as the “Covered Notes.” Before purchasing any Covered Notes, you should consider the specific factors set forth below, as well as the other information set forth elsewhere in this prospectus. For an explanation of our presentation of financial and currency amounts, see “Currency of Presentation and Industry Information”.

We may not be able to obtain the financing we need to meet our capital requirements.

     We have significant future capital requirements to meet in the next twelve months. The indebtedness under our senior credit facility is due in full on June 30, 2003 and the total outstanding principal amount of the notes is due on December 30, 2003. As at December 31, 2002, due to the short-term maturity of our senior indebtedness, our committed sources of funds and cash on hand for the following twelve months were not sufficient to meet our committed cash obligations for that period. There can be no assurance that we will be able to secure the funds required to meet such cash needs, either through refinancing of our senior indebtedness, the disposition of certain of our assets, the sale of debt or equity securities, or through any other means of financing. Failure to obtain such required funds or postpone the maturity of our senior indebtedness could have a material adverse effect on us and could result ultimately in our insolvency or bankruptcy.

     The business of our operations is capital-intensive. Our operating companies also expect to have significant future capital requirements, particularly in relation to the expansion of their cellular operations and the servicing of their debt. Our operating companies intend to finance such future capital requirements from cash flow from operating activities, borrowing under existing credit facilities, funding from shareholders’ contributions and through other externally generated funds such as disposition of assets, the sale of debt and equity securities, vendor financing and project financing from commercial banks and international financial agencies. The ability to generate sufficient short-term and long-term capital in the future is dependent upon many factors, including general economic conditions in the countries where we conduct our principal operations, financial market conditions, our and such operating companies’ financial and operating performance and prospects and market perceptions thereof, which will be adversely impacted by the “going concern” qualification currently included in our financial statements. There can be no assurance that the operating companies will be able to obtain the financing required to meet debt service requirements, make planned capital expenditures, provide working capital or meet other cash needs. Failure to obtain required financing could have a material adverse effect on us and, among other things, could result in the loss or revocation of licenses held by the operating companies or require that certain planned projects be delayed or abandoned.

Holders of our secured indebtedness will have claims senior to yours.

     Holders of any secured indebtedness issued by us or our subsidiaries will have claims that are prior to the claims of the holders of the notes with respect to the assets securing such other indebtedness. Our senior credit facility is guaranteed by some of our subsidiaries and is secured by liens on the capital stock of most of our direct and indirect subsidiaries, as well as all our present and future assets and properties. The notes are effectively structurally subordinated to all such secured indebtedness. In the event of any distribution or payment of our assets in any bankruptcy, liquidation or distribution or similar proceeding, holders of secured indebtedness will have a prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes. They may also potentially participate with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. If any foreclosure on our assets by our secured creditors occurs, there can be no assurance that there would be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

     As of September 30, 2002, we had secured indebtedness of $285.7 million and the aggregate amount of the indebtedness held by our subsidiaries and our proportionate amount of the indebtedness held by our joint ventures, excluding our discontinued operations, came to $690.2 million.

You may not be able to effectively realize upon the TIWC Guarantee and collateral.

     The obligations of Telesystem International Wireless Corporation, N.V., which we refer to as TIWC or the Guarantor, under the TIWC Guarantee are secured by a second priority lien on the capital stock it holds in our indirect subsidiary, Telesystem International Wireless (Latin America) Inc., which we refer to as TIW Latin America, and, for a maximum of $124,857,000, on a second priority lien on the capital stock it holds in our indirect subsidiary ClearWave, N.V. Upon a default by TIWC in its obligations under the TIWC Guarantee, the ability of the trustee to effectively realize value from the capital stock given as security may be limited by a number of factors, including the following:

•	Subordination . Both the TIWC Guarantee and the liens securing the TIWC Guarantee are subordinated and subject to the rights of the banks under our senior credit facility, and realization under the TIWC Guarantee and the concomitant lien will be postponed to the full prior repayment of our senior credit facility. See “Description of the Notes—TIWC Guarantee”.
•	Potential Fraudulent Conveyance Concerns. It is possible that creditors of the Guarantor may challenge the TIWC Guarantee, including the liens securing the TIWC Guarantee or the obligation to create the liens, or the pledges themselves, as a fraudulent conveyance under relevant federal or state statutes or other potentially applicable bankruptcy regimes and, under certain circumstances — including a finding that the Guarantor was insolvent at the time the TIWC Guarantee was issued — a court could hold that the obligations of the Guarantor under the TIWC Guarantee may be voided or are subordinate to other obligations of the Guarantor. In addition, it is possible that the amount for which the Guarantor is liable under the TIWC Guarantee could be limited. The measure of insolvency for purposes of the foregoing may vary depending on the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair saleable value of its property is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. The indenture provides that the obligations of the Guarantor under the TIWC Guarantee are limited to amounts that will not result in the TIWC Guarantee being a fraudulent conveyance under applicable law.

Under Dutch law, any voluntary legal act (onverplichte rechtshandeling ) may be voided if the person effecting such transaction knew, or should have known at the time of entering into such transaction that such act would be prejudicial to the interests of one or more of its creditors. For certain voluntary legal acts entered into for consideration (anders dan om niet), it is required that both parties to the transaction knew or should have known that the transaction would prejudice other creditors. These laws may particularly affect the Guarantor’s obligations under the TIWC Guarantee, the liens securing the TIWC Guarantee or the obligation to create a lien on the capital stock of ClearWave or TIW Latin America, and may be invoked by any interested third party, or TIWC’s trustee in bankruptcy (curator).

Under certain circumstances, there will be a presumption to the effect that the persons effecting the relevant transaction knew, or should have known that the transaction would be prejudicial to the interests of creditors if the Guarantor is declared bankrupt, or a creditor of the Guarantor challenges a transaction effected by the Guarantor within one year of entering into such transaction.
•	Lack of Liquidity of Capital Stock Subject to the Liens. There is no existing market for the capital stock subject to the liens, and the shares have not been registered under applicable securities laws. Accordingly, we cannot provide any assurance as to the liquidity of any market that might develop for these shares, the ability of the trustee to sell the shares or the price at which the trustee would be able to sell the shares.
•	Third Party Contract Rights in the Capital Stock of ClearWave and Its Subsidiaries ..As discussed below under “—Arrangements among shareholders of our Romanian subsidiary could make it harder for us to engage in transactions that could benefit you,” shareholders of ClearWave’s Romanian operating subsidiary have certain rights upon any proposed sale of ClearWave shares. Any proposed sale following foreclosure by the Trustee would likely trigger these rights, which could impede the trustee’s ability to rapidly realize the value of these shares.
•	Change of Control Provisions. Any transfer of the capital stock of ClearWave held by the Guarantor upon foreclosure of the lien thereon by the trustee may violate provisions of debt agreements of certain operating companies that prohibit or restrict the transfer of our ownership interests in such operating companies.

We are highly leveraged, which could make it difficult for us to service our debt or comply with the covenants in the documents governing our indebtedness.

     We continue to have a substantial amount of indebtedness outstanding, including as at September 30, 2002, $285.7 million in secured indebtedness at the corporate level consisting of $63.6 million drawn on our senior credit facility and $222.1 million of the notes (including conditional indebtedness accrued on notes as at September 30, 2002). Also, as at September 30, 2002, our consolidated debt, excluding non-current liabilities related to our discontinued operations, was $977.5 million. The terms of certain of our debt instruments currently limit, but do not prohibit, the incurrence of additional indebtedness by our subsidiaries, our operating companies, or us.

     The level and the terms of our indebtedness could have important consequences, including that:

•	the debt service requirements may become so high that we have difficulty making debt service payments on our outstanding indebtedness or satisfying our obligations with respect to the notes;

•	our ability to pay dividends will be reduced, assuming we are otherwise permitted to pay dividends under the restrictive covenants contained in our debt instruments;

•	our ability to obtain additional debt financing may be limited;

•	our ability to pay interest on our debt and finance our activities at the corporate level may be limited by cash sweep provisions requiring us to repay the principal outstanding on our senior indebtedness from cash raised from financing activities, asset sales and certain distributions from our affiliates; and

•	our flexibility in reacting to changes in our business and market conditions may be reduced.

     Any failure to pay such indebtedness or other liabilities when due could have a material adverse effect on us.

     To date, assets of our respective operating companies have secured certain of the debt financing obtained by the operating companies, and it is likely that any debt financing our operating companies obtain in the foreseeable future will also be secured. The pledge of assets to secure debt financing may make it substantially more difficult to obtain additional financing from other sources.

     Along with certain of our operating companies, we must maintain certain financial ratios, satisfy financial conditions and comply with other covenants pursuant to the terms of our indebtedness. If we are unable or if any of such operating companies is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or otherwise fails to comply with the various covenants in such indebtedness, we would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of the indebtedness, prohibit further drawings thereunder or exercise other remedies. In connection with our restructuring in March 2002, certain of our junior debt or quasi-equity instruments have been partly or entirely retired. We remain nevertheless subject to constraining covenant packages.

We have a history of operating losses, and may continue to lose money in the future.

     Our subsidiary Ceský Mobil is at an early stage of operation and has generated substantial operating losses since inception. In addition, while Ceský Mobil currently generates positive cash flow from operations, it has generated negative cash flow from operations in the past, and we cannot assure you that it will continue to generate positive cash flow from operations in the future. There can be no assurance that Ceský Mobil can improve its profitability or as to when these operations will produce positive cash flow. The successful development and commercialization of these operations will depend on a number of significant financial, logistical, technical, marketing, legal, competitive, economic and other factors, the outcome of which cannot be predicted. We have sustained significant losses since inception. As of September 30, 2002, we had an accumulated deficit of $1.2 billion. We incurred a loss from continuing operations of $122.4 million net of a gain on forgiveness of debt of $238.9 million for the year ended December 31, 2001. We incurred losses from continuing operations of $19.7 million and $74.6 million for the years ended December 31, 2000 and 1999. Our net losses were $253.7 million, $355.4 million and $154.8 million for the years ended December 31, 2001, 2000 and 1999. While we have achieved operating profitability in 2001 and during the nine months ended September 30, 2002 with respect to our continuing operations, there can be no assurance that we will be able to sustain or improve operating profitability in the future. Failure to sustain or improve operating profitability would adversely affect our ability to service our indebtedness, including the notes.

Our holding company structure may result in the notes being structurally subordinated to our other debt.

     We are a holding company with no material sources of income or assets of our own other than the equity interests that we own in our subsidiaries and operating companies. We conduct substantially all of our operations through such subsidiaries and Ceský Mobil a.s., MobiFon S.A. and Hexacom India Limited, our indirectly held operating companies. Our cash flow and, consequently, our ability to service our indebtedness, including our ability to pay the interest on and principal of the notes when due, depend upon the ability of our subsidiaries and operating companies to pay dividends or otherwise make distributions to us. Our subsidiaries and operating companies are separate and distinct legal entities and, except for the TIWC Guarantee and any intercompany loans they owe us, will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to us or to otherwise pay amounts due with respect to the notes or to make funds available for such payments. Because the subsidiaries, other than TIWC, and operating companies will not be required to guarantee the payment of principal of or interest on the notes, any right we may have to receive assets of our subsidiaries or operating companies upon their liquidation or reorganization will be structurally subordinated to the prior claims of such subsidiaries’ and operating companies’ respective creditors, including, without limitation, tax authorities, trade creditors and lenders. Moreover, given that the TIWC Guarantee is fully subordinated to our senior credit facility, our senior credit facility is structurally senior in right of payment to the notes.

     We may be unable to access the cash flow, if any, of our operating companies because:

•	we may not have the necessary control, by ourselves, to cause such entities to pay dividends to their equity holders;

•	certain of such entities are currently or may become parties to credit or other borrowing agreements that restrict or prohibit the payment of dividends and distributions, and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future; and

•	some of the countries in which such entities conduct business tax the payment and repatriation of dividends or otherwise restrict the repatriation of funds, even though we typically structure our operations to minimize any such tax on such payment and repatriation of funds.

     As a result, we cannot assure you that we will be able to generate any significant cash through dividends or other distributions from the operating companies in the near future, and there can be no assurance that we will be able to generate any significant cash flow from the operating companies at any time in the future.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

     We are incorporated under the laws of Canada and the Guarantor is incorporated under the laws of The Netherlands. In addition, our subsidiaries are incorporated under the laws of various countries and conduct operations in countries around the world. Consequently, the bankruptcy laws of Canada, The Netherlands or one or more countries in which our subsidiaries operate could apply. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor’s property, wherever located, including property situated in other countries. There can be no assurance, however, that courts in Canada, The Netherlands or elsewhere would recognize the United States bankruptcy court’s jurisdiction. Accordingly, difficulties may arise in administering a United States bankruptcy case involving a Canadian or Dutch debtor or a debtor with its principal operating assets outside the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable.

We cannot predict the outcome of our litigation regarding the ownership of our Brazilian operations.

     In July 2000 we and certain co-investors in our Brazilian operations initiated legal proceedings against certain affiliates of Banco Opportunity which are co-investors in or manage certain funds invested in our Brazilian operations. The proceedings seek to enjoin the affiliates of Banco Opportunity in respect of the control over Telpart. We believe we have a valid agreement giving us joint control over our Brazilian operations. Since the institution of these proceedings, there has been considerable litigation in various jurisdictions between the partners. On March 5, 2002, we approved a formal plan to dispose of our remaining Brazilian cellular joint venture operations within the next twelve months. The outcome of these proceedings remains uncertain and could affect our joint control over our Brazilian subsidiaries or our ability to realize on the assets. Although the Company occupies one of three seats on Telpart’s Board of Directors, during the quarter, the Company ceased to have board representation at Telpart’s subsidiaries as a result of several legal proceedings which the Company is vigorously contesting. The Company maintains that it has the legal right to joint control over these investments and is still pursuing several legal proceedings to enforce this right but for which final judgments have not yet been issued.

Disposing of our discontinued operations could have a negative impact on our results of operations.

     Although we have decided to dispose of our Brazilian cellular joint venture operations, the impact on us going forward is unclear. We plan to sell these operations, but we cannot predict when or if we will be able to find a buyer for our interests. In particular, our ongoing litigation involving our Brazilian operations may make it difficult to conduct a successful disposition process. While we are attempting to ensure that we can recover the carrying value of our discontinued operations, we cannot assure you that the proceeds of any sale or other disposition will be sufficient to cover such carrying value. While we pursue these options, we will incur additional costs relating to the discontinued operations, the ongoing litigation, and our attempts to find an appropriate buyer, and these costs could be substantial.

     Subsequent to March 31, 2002, there has been a significant deterioration in the value of the Brazilian Real relative to the U.S. dollar and in the trading value of shares of our Brazilian cellular operations and those of other wireless telecommunications companies in Brazil. Given the short term nature of our plan to dispose of our Brazilian cellular operations, this significant and sustained decline along with the outcome of the litigation described above may adversely impact the sale proceeds we would receive.

We may not be able to sell or transfer our ownership interests in our operating companies on commercially acceptable terms.

     Our ability to sell or transfer our ownership interests in our operating companies is generally subject to:

•	contractual limitations in favor of strategic partners including, in certain cases, complete prohibitions on sales or transfers for a period of years, co-sale rights or rights of first refusal (see “—Arrangements among shareholders of our Romanian subsidiary could make it harder for us to engage in transactions that could benefit you”) and

•	provisions in local operating licenses and local governmental regulations that, in certain cases, prohibit or restrict the transfer of our ownership interests in such operating companies.

     Moreover, we have been required, along with local partners, to pledge our equity interests in certain operating companies to secure credit facilities obtained by those operating companies, and we may be prohibited from transferring or otherwise disposing of such equity interests so long as they are pledged as collateral for those credit facilities. In addition, some of the operating companies currently have no publicly traded securities, and there can be no assurance that there will in the future be either a public or private market for the securities of our operating companies. As a result, our ability to liquidate any or all of our investments may be substantially limited.

     Even if any sales are completed, the prices realized on those sales could be less than our investment, and there may be substantial local taxes, currency exchange controls or other restrictions on repatriation of monies imposed on us in the case of any such sales.

Arrangements among shareholders of our Romanian subsidiary could make it harder for us to engage in transactions that could benefit you.

     Any issuance, sale or transfer of shares of ClearWave may trigger rights of first refusal given to shareholders of ClearWave’s Romanian subsidiary, MobiFon, under MobiFon’s contract of association. This contract provides that as long as the shares of MobiFon held by ClearWave represent more than 25% of the fair market value of ClearWave’s assets, shareholders of MobiFon will be entitled to purchase a proportionate number of shares of MobiFon held by ClearWave upon an issuance, sale or transfer of shares of ClearWave, at the same proportionate price in the case of cash transactions in ClearWave’s shares, or at the fair market value of the MobiFon shares, in the case of non-cash transactions in ClearWave’s shares. On December 12, 2000, we obtained from Vodafone Europe B.V., a holder of 20.1% of the outstanding shares of MobiFon, a waiver of such rights in respect of transactions in ClearWave shares under certain circumstances such as certain future primary issuances of shares of ClearWave and the issuance and resale of shares of ClearWave originally contained in the units we issued in February 2001.

     As consideration for the waiver, we agreed with Vodafone that we or our affiliates will control the voting of the shares in MobiFon held by ClearWave. We further agreed to directly or indirectly maintain voting control of ClearWave except as provided below. We also agreed that for so long as Vodafone continues to hold at least 10% of the outstanding equity of MobiFon:

•	Until December 11, 2003, TIWC will not sell to a third party shares of ClearWave that would convey voting control over ClearWave unless Vodafone is afforded the right to submit an offer to acquire all of TIWC ’s interest in ClearWave. If Vodafone submits such an offer, TIWC cannot sell a controlling interest in ClearWave to another party for six months after the Vodafone offer is received except on terms more advantageous to TIWC than Vodafone’s offer.

•	In the event of a change of voting control of ClearWave, TIWC will ensure that Vodafone’s right of first refusal over MobiFon shares will be exercisable for a number of MobiFon shares equal to the greater of

(1)	the number of MobiFon shares determined by the contract of association to be covered; and

(2)	the lesser of:
(a)	the number of such shares required to increase Vodafone’s equity interest in MobiFon to 50.1% and
(b)	30% of MobiFon’s issued equity.

     Vodafone’s right of first refusal continues to apply in respect of any direct transfer of MobiFon shares that we hold or of the shares of our affiliates which own MobiFon shares.

     Realization on our interest in ClearWave, as well as any foreclosure by the trustee on the capital stock subject to the lien may be made more difficult or may be delayed as a result of these arrangements.

We may not be able to satisfy conditions in our agreements dealing with changes in control.

     ClearWave’s Romanian and Czech operating companies have entered into senior credit facilities with bank syndicates under which a direct or indirect change of control of such operating companies could trigger default provisions under these borrowing facilities, unless the lenders consent. A foreclosure by the trustee on the capital stock of ClearWave subject to the lien would likely trigger these change of control provisions, which could impede the ability of the trustee to rapidly realize on this security interest or could reduce the value of the security interest.

     Our debt, including our senior credit facility, may also contain prohibitions of certain events or transactions that would constitute a change of control or require the obligations thereunder to be redeemed upon a change of control. The indenture governing the notes requires us, upon a change of control, to make an offer to purchase the notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest. There can be no assurance that, upon a change of control, we would have sufficient funds to purchase all notes tendered.

Any development or growth on our part could increase our indebtedness and our expenses.

     We have grown rapidly since our inception in 1992. As part of our development strategy, we consider development and acquisition opportunities in the wireless telecommunications industry on an ongoing basis and at any time may be engaged in various stages of discussions regarding such opportunities or the increase of our equity participation in our existing operations. Such growth strategy presents the risks inherent to identifying and assessing the value, strengths and weaknesses of development and acquisition opportunities, to evaluating the costs and uncertain returns of building and expanding the facilities for operating systems and to integrating and managing the operations of additional operating systems. Our growth strategy will place significant demands on our operational, financial and marketing resources and will result in our subsidiaries, operating companies, and us incurring substantial additional indebtedness. In addition to the risks associated with increased leverage, there can be no assurance that:

•	we will be able to correctly identify appropriate investment opportunities or successfully manage any businesses we may acquire; or

•	we will incur significant unanticipated expenses.

We compete with companies that have greater resources than we have and use technology different than ours.

     The wireless telecommunications industry is highly competitive. A number of large international telecommunications companies are actively engaged in programs to develop and commercialize wireless telecommunications services in both developing and developed countries. In many cases, we will also compete against landline carriers, including government-owned telephone companies. Most of these companies have substantially greater financial and other resources, research and development staffs and technical and marketing capabilities than we do. We believe that there is increasing competition for additional licenses and increased competition to the extent others obtain such licenses.

Rapid technological changes or the adoption of incompatible standards could render our services obsolete or non-competitive.

     We may face competition from new technologies and services introduced in the future. The wireless telecommunications industry is experiencing significant technological change, as evidenced by the introduction of new standards for mobile communications, such as universal mobile telecommunications systems and generalized packet radio service, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Such continuing technological advances make it difficult to predict the extent of the future competition we may face. As a result, there can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render the technologies we use less profitable or even obsolete. There can be no assurance that new products and services that are more commercially effective than our products and services will not be developed. Furthermore, there can be no assurance that we will be successful in responding in a timely and cost-effective way to keep up with these developments. Changing our products or services in response to market demand may require the adoption of new technologies that could render many of the technologies that we are currently implementing less competitive or obsolete. To respond successfully to technological advances and emerging industry standards, we may require substantial capital expenditure and access to related or enabling technologies in order to integrate the new technology with its existing technology. We may not be successful in modifying our network infrastructure in a timely and cost-effective manner to facilitate such integration, which could adversely affect our quality of services, our results of operations and our business and prospects.

     Certain of our operating companies, including Ceský Mobil, have decided not to participate in certain auctions for licenses giving the right to operate networks using universal mobile telecommunications systems or other recently developed technologies. The acquisition of these licenses and the build out of these networks by our competitors could make the products and services of our operating companies less attractive and consequently have an impact on our revenues and profitability.

We are subject to governmental regulation and licensing requirements, which may increase our operating costs and may dictate where and how we operate.

     Our operations are subject to governmental regulation, which may change from time to time. To date, certain operating companies have been subject to service requirements, restrictions on interconnection of wireless systems to government-owned or private telephone networks, subscriber rate-setting and requirements that the operating companies or development projects complete construction, meet network coverage tests or commence commercial operation of the networks by specified deadlines, among others. In addition, licenses may contain restrictions on foreign ownership or share transfers. These restrictions or conditions may be difficult to comply with, particularly given demographic, geographic or other issues in a particular market. Failure to comply with these restrictions or conditions may result in penalties or in the loss or revocation of a license. Furthermore, changes in the regulatory framework may limit the ability to add subscribers to developing systems.

     The ability of our operations to retain and exploit their existing telecommunications licenses and to renew them on favorable terms when they expire is essential to our operations. The governmental agencies responsible for the administration of licenses may, however, unilaterally limit, revoke or otherwise adversely modify the terms of these licenses in the future, and we, along with our operating companies, may have limited or no legal recourse if these events occur. In certain cases, the governmental issuer has explicitly reserved the right to modify certain license terms, to terminate the license in the public interest and to take over the operating company’s network and services in the interest of national security. There can be no assurance that our operations will be able to retain or renew their licenses or satisfy the conditions of such licenses or that the restrictions imposed upon such licenses will permit the commercial exploitation of such licenses, any of which could have a material adverse effect on us.

     We believe that the opportunity to acquire substantial new wireless telecommunications licenses in developed and developing countries will exist only for a limited time. Although our operating companies have obtained certain operating licenses through private negotiations or without having to participate in competitive financial bidding processes, governments of developed and developing countries are increasingly requiring financial bidding for licenses. This requirement has increased the cost of these licenses, and may restrict our ability to obtain additional licenses. Furthermore, relevant governmental authorities may grant additional licenses with respect to the same or different technologies and covering the same geographical areas as the operating companies’ licenses and may preclude us from competing for such additional licenses. The availability of only limited frequency ranges may provide some protection against the issuance of competing licenses.

We operate in developing countries, which may increase our operating costs and restrict our ability to transfer funds from our operating companies to ourself.

     We invest in developing countries where governments have exercised and continue to exercise influence over many aspects of the private sector. In some cases, the government controls companies that are or may in the future become our competitors or companies, such as national telephone companies, upon which our operations may depend for required interconnections to landline telephone networks and other services. Expropriation, confiscatory taxation, nationalization, political, economic or social instability, regulatory changes, electricity shortages, including the recent rationing in Brazil, or other developments could also materially adversely affect our interests in operating companies in particular developing countries. Moreover, where foreign law governs applicable agreements relating to our interests in our operations, enforcement may be difficult, especially where local commercial law has not developed appropriate rights or recourses. Accordingly, we may have little or no recourse upon the occurrence of any of these developments or if any of its partners seek to re-negotiate existing or future memoranda of understanding or other agreements. In addition, the process whereby governments grant licenses, through privatization or otherwise, are sometimes challenged by judicial proceedings.

     In addition, local taxes, foreign exchange controls or other restrictions may effectively prevent the transfer of funds to us or the exchange of local currency for dollars. Foreign exchange controls also could restrict the ability of our operating companies to pay debt. The operating companies may also experience increased credit and collection difficulties in certain developing countries where credit verification systems are not yet adequately developed.

You may find it difficult to enforce your rights because we are a foreign company.

     Judgments of U.S. courts including judgments against us or our board of directors, or the Guarantor, its supervisory board and board of management, or the officers of either company, that are predicated on the civil liability provisions of the federal securities laws of the United States are not directly enforceable in Canada and The Netherlands. Even if an investor prevails on a claim in a United States court, it may find it difficult or impossible to enforce its rights in Canada or The Netherlands and might have to relitigate the merits of the matter before the competent court in Canada or The Netherlands in order to enforce its rights. Furthermore, an investor may find it difficult or impossible to effect service of process on the members of our board or the Guarantor’s board, their officers and others connected to them.

Because we might have to pay judgments in Canadian dollars or Euros, you could be exposed to currency risk.

     Upon any declaration of Guarantor’s or our bankruptcy, our obligations under the notes or TIWC Guarantee, respectively:

•	would be converted into Canadian dollars or Euros at the exchange rate prevailing at the time of such declaration, and payment will occur at the time claims of our creditors or those of the Guarantor are satisfied;

•	would be subject to the outcome of the bankruptcy proceedings; and

•	would not be adjusted to take into account any depreciation of the Canadian dollar or Euro against the U.S. dollar occurring after such declaration of bankruptcy.

Our inability to maintain agreements with other telecommunications providers upon which we rely to connect calls originating or terminating outside of our networks may result in an interruption of our service and a possible loss of customers.

     The success of our wireless systems will in some cases depend upon services provided by other telecommunications providers, some of which are our competitors. For example, the operating companies generally require interconnection agreements with national or regional telephone companies in order for their wireless systems to connect with landline telephone systems, and may require the use of other microwave or fiber optic networks to link their wireless systems. Although a number of the operating companies have entered into required interconnection agreements or have interconnection arrangements in place, these agreements and arrangements typically have limited terms and must be periodically renegotiated or renewed. The revocation, loss or modification of any of these existing agreements or arrangements or the failure to obtain necessary agreements or arrangements in the future on terms favorable to the operating company could have a material adverse effect on us.

We are subject to currency exchange risks, which may negatively impact our financial results and may increase our costs to repay our debts.

     Our operations depend, in large part, on the economics of the markets in which we have interests. Those markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product and interest and foreign exchange rates. Many developing countries, such as Romania and Brazil, have experienced substantial, and in some periods extremely high, rates of inflation and resulting high interest rates for many years. Inflation and rapid fluctuations in interest rates have had and may continue to have negative effects on the economies and securities markets of certain developing countries which in turn may have adverse effects on operations in those countries, including the ability to obtain financing, the ability of subscribers to pay for services provided by the operating companies or the ability to support the growth of such operations.

     The value of our investment in an operating company is partially a function of the currency exchange rate between the U.S. dollar and the applicable local currency. The devaluation of a local currency applicable to an operating company will result in a reduction in the carrying value of our investment in such operating company. Such reduction is accounted for as a reduction of shareholders’ equity until the sale of the investee, at which time the cumulative gain or loss is recorded as part of the gain or loss on sale. In addition, the operating companies will generally report their results of operations in the local currency, and accordingly, our results of operations will be affected by changes in currency exchange rates between those currencies and the U.S. dollar. We have entered into hedging arrangements in the Czech Republic to systematically hedge against foreign currency exchange rate risks on long-term debt denominated in a currency other than the Czech Koruna. In certain circumstances, we may decide to accept the inherent currency risk, principally because of the relatively high cost of buying, or the inability to buy, forward cover in currencies of the countries in which we operate. We do not anticipate any near-term changes in the nature of our market risk exposures or in management’s objectives and strategies with respect to managing such exposures. As a result, we may experience economic loss with respect to our investments and fluctuations in our results of operations solely as a result of currency exchange rate fluctuations. Many of the currencies of developing countries have experienced steady, and at times significant, devaluations relative to the U.S. dollar, and significant exchange rate fluctuations have occurred in the past and may again occur in the future, any of which could have a material adverse effect on us.

     Any revenues operating companies generate will generally be paid to the operating companies in the local currency. By contrast, some significant liabilities of the operating companies, such as liabilities for the financing of telecommunications equipment, may be payable in U.S. dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could have a material adverse effect on us. Our investees in Brazil have financing arrangements which are governed by financial ratio covenants measured in U.S. dollars. As a result of the significant devaluation of the Brazilian Real, from $0.43 for one Real as at December 31, 2001 to $0.26 for one Real as at September 30, 2002, we estimate that certain of these financial ratios may not be met when they are calculated as at any future measurement date. In the event that such ratios are not met and the financial ratio covenants are not renegotiated or waived, there could be an acceleration of certain of the debts of our affiliates in Brazil.

Because any future investment by us may be limited to a minority interest, we may not be able to determine or influence significant decisions of the businesses in which we invest.

     In some cases, we take minority interests in our operations because either applicable laws limit foreign investors to minority equity positions or the financial resources required to make bids for large market licenses have resulted in us joining consortia to pursue such opportunities. Our strategy is to obtain influence through board of directors and management representation, supermajority voting requirements, veto rights and financial controls, although we are not always successful in obtaining such rights.

     Our minority voting positions may preclude us from controlling such entities and implementing strategies that we favor, including strategies involving the expansion or development of projects or the pursuit of certain financing alternatives. We may also be unable or unwilling to provide additional equity to minority-owned affiliates, which would result in the dilution of our equity interest or a significant impairment or loss of the value of our investment. We may depend on our partners to construct or operate projects. There can be no assurance that such partners will have the same level of experience, technical ability, human resources and other attributes that we possess or that the projects require. Any such partners may have conflicts of interest, including those relating to their status as a provider of goods and services to the operating company. In addition, we may be unable to access cash flow, if any, of our operating companies.

We may not be able to attract and retain key personnel and adequately staff our operations, which could impair the execution of our business plans.

     Our success and our growth strategy depend in large part on our ability to attract and retain key management, marketing, finance and operating personnel, both at holding and operating company levels. There can be no assurance that we will continue to attract and retain the qualified personnel needed for our business. In addition, the loss of the services of one or more members of our senior management team could have a material adverse effect on us.

If we are not able to obtain qualified subcontractors, equipment or sites on a timely or cost-efficient basis, we will be unable to build out and operate our networks as planned.

     The operating companies in which we invest typically require substantial construction of new telecommunications networks and additions to existing wireless networks. Construction activity will require the operating companies to obtain qualified subcontractors and necessary equipment on a timely basis, the availability of which varies significantly from country to country. Construction projects are subject to cost overruns and delays not within the control of the operating company or its subcontractors, such as those caused by acts of governmental entities, including failure to issue required permits with respect to siting and other matters, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. The successful build-out of our wireless networks will also depend on the lease or acquisition of sites for the location of cells or transmission equipment. The site selection process may require obtaining zoning variances or other state and local governmental permits for certain of such sites. There can be no assurance that lease or acquisition agreements will be negotiated on terms favorable to our operations or that necessary permits and approvals will be obtained. Accordingly, there can be no assurance that the operating companies will be able to complete current or future construction projects for the amount budgeted or within the time periods projected, or at all.

     Failure to complete construction for the amount budgeted or on a timely basis could jeopardize subscriber contracts, franchises and licenses and could have a material adverse effect on us. In particular, telecommunications licenses often are granted on the condition that network construction be completed or commercial operations be commenced by a specified date. Failure to comply with these deadlines could result in the loss or revocation of the licenses.

Concerns about radio frequency emission may lead to increased regulation or discourage the use of cellular telephones, which could result in our having to change our business plan or reduce our subscriber revenues.

     Media reports have suggested that certain radio frequency emissions from cellular telephones may be linked to certain medical conditions such as cancer. In addition, certain interest groups have requested investigations into claims that digital transmissions from handsets used in connection with digital wireless technologies pose health concerns and cause interference with hearing aids and other medical devices. There can be no assurance that the findings of such studies will not have a material adverse effect on our business or will not lead to governmental regulation. The actual or perceived health risks of wireless communications devices could adversely affect wireless communications service providers, including our operating companies, through reduced subscriber growth, reduced network usage per subscriber, threat of product liability lawsuits or reduced availability of financings to the wireless telecommunications industry.

USE OF PROCEEDS

     The Covered Notes offered by this prospectus are being sold by certain holders for their own accounts. Accordingly, we will not receive any proceeds from the resale of the Covered Notes. The selling noteholders are entitled to use the proceeds they receive from the resale of the Covered Notes as they see fit. We will pay all of the expenses incurred in connection with the registration of the notes other than any brokerage discounts and commissions, which will be paid by the selling noteholders. We estimate these expenses, including SEC registration fees, legal fees and accounting fees, to be approximately US$125,000.

RECENT DEVELOPMENTS

MobiFon Financing

     On August 27, 2002, we announced that MobiFon had closed a US$ 300 million senior loan facility led and arranged by the European Bank for Reconstruction and Development, which we refer to as the EBRD. The 6 year senior loan financing consists of an EBRD loan of US$ 230 million, of which US$ 120 million was provided by international commercial banks. Two parallel loans of US$ 35 million each from Export Development Canada and Nordic Investment Bank are also part of the financing. MobiFon used a portion of the proceeds from the loan to repay its then existing indebtedness and plans to use the balance to fund its continued growth.

Corporate Credit Facility

     On December 6, 2002 we entered into a an amending agreement to our senior secured credit facility to extend the maturity from December 15, 2002 to June 30, 2003. The extension required the prepayment of US$ 10 million upon the signing of the amending agreement and US$ 5 million on December 31, 2002 and required an additional prepayment of US$ 5 million by March 31, 2003. Given the prepayments made of US$10 million on December 6, 2002 and of US$5 million on December 31, 2002, the amount outstanding on the facility was $47.4 million as of December 31, 2002. All other terms and conditions of the facility remained substantially unchanged.

Sale of Minority Interest in MobiFon and MobiFon Share Repurchase

     In 2002, MobiFon has initiated a share repurchase of up to US$ 38.8 million of which ClearWave’s share is US$ 24.6 million. Shareholders of MobiFon have until June 30, 2003, to tender their shares in order to realize their pro-rata share of this distribution amount. To date, MobiFon has already repurchased shares tendered by ClearWave for proceeds of US$ 24.6 million.

     On December 18, 2002 we announced that we had reached an agreement for the sale of 11,135,555 shares of MobiFon currently owned by ClearWave, representing 5.68% of the then issued and outstanding share capital of MobiFon for a total cash consideration of US$ 42.5 million. The transaction, expected to close in the first quarter of 2003, is subject to the fulfillment of certain conditions and to rights of first refusal of other MobiFon shareholders.

     ClearWave intends to use substantially all of the proceeds from the sale and from the previously mentioned share repurchase by MobiFon to repay intercompany demand notes due to us and pay related interest. We plan to use the proceeds from the repayment of those notes by ClearWave to reduce indebtedness at the corporate level. Assuming these repayments and considering our other available cash resources, we now estimate that our senior secured corporate credit facility will be fully repaid prior to its stated maturity of June 30, 2003. Once the transaction is completed, and depending on the timing and extent of each MobiFon shareholder’s participation in the share repurchase, ClearWave’s ultimate ownership of MobiFon may vary between 56.58% and 58.90%.

WHERE YOU CAN FIND MORE INFORMATION

     We and TIWC file annual reports and other information with the Securities and Exchange Commission. You may read and copy these reports and other information at the public reference room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the operation of the public reference room.

     We and TIWC have filed with the Securities and Exchange Commission a registration statement on Form F-3 to register the Covered Notes being offered by this prospectus. This prospectus is part of that registration statement and, as permitted by the rules of the Securities and Exchange Commission, does not contain all the information contained in the registration statement. For further information with respect to us and our notes, you should refer to the registration statement and to the exhibits filed as part of the registration statement, as well as the documents discussed below.

     The Securities and Exchange Commission allows us and TIWC to incorporate by reference information that we and TIWC file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we and TIWC file later with the Securities and Exchange Commission will automatically update or supersede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 20-F for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on May 23, 2002;
•	Special Financial Report of the Guarantor on Form 20-F/A for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on July 19, 2002 and the unaudited interim financial statements of the Guarantor as of September 30, 2002 and for the nine months ended September 30, 2002 and September 30, 2001, contained in the Guarantor’s Report on Form 6-K, as filed with the Securities and Exchange Commission on January 28, 2003;
•	The financial statements contained in the Annual Report of ClearWave on Form 20-F for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on May 23, 2002 and the unaudited interim financial statements of ClearWave as of September 30, 2002 and for the nine months ended September 30, 2002 and September 30, 2001, contained in ClearWave’s Report on Form 6-K, as filed with the Securities and Exchange Commission on November 22, 2002;
•	The financial statements of TIW Latin America for the year ended December 31, 2001, contained in the Guarantor’s Report on Form 6-K, as filed with the Securities and Exchange Commission on July 19, 2002 and the unaudited interim financial statements of TIW Latin America as of September 30, 2002 and for the nine months ended September 30, 2002 and September 30, 2001, contained in the Guarantor’s Report on Form 6-K, as filed with the Securities and Exchange Commission on January 28, 2003;
•	Our Reports on Form 6-K, as filed with the Securities and Exchange Commission on January 16, 2002, January 18, 2002, February 21, 2002, April 5, 2002, May 29, 2002, July 19, 2002, which includes certain unaudited supplementary financial information as at March 31, 2002 and for the three months ended March 31, 2002 and March 31, 2001 to reconcile our financial statements to U.S. GAAP, August 1, 2002, August 30, 2002, November 13, 2002, November 22, 2002, January 7, 2003 and January 28, 2003 which includes certain unaudited supplemental financial information as of September 30, 2002 and for the nine months ended September 30, 2002 and September 30, 2001 to reconcile our financial statements to U.S. GAAP.

     Any future filing of an annual report on Form 20-F that we or TIWC makes with the Securities and Exchange Commission under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. We and TIWC may incorporate by reference subsequent filings on Form 6-K, including such filings made after the date of filing of the initial registration statement and prior to effectiveness of the registration statement, by identifying in such forms that they are being incorporated by reference into this prospectus.

     We will deliver to each person, including any beneficial owner to whom this prospectus has been delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request and at no cost to the requester. Requests should be directed to Margriet Zwarts, General Counsel and Secretary, Telesystem International Wireless Inc., 1000 de La Gauchetiere Street West, 16th Floor, Montreal, Quebec H3B 4W5. Our telephone number at that location is (514) 673-8497. Our corporate website address is www.tiw.ca. The information on our website is not intended to be part of this prospectus.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus are accurate only as of the date of those documents, regardless of the time of delivery of this prospectus or any sale of notes. Our business, financial condition, results of operations and prospects may have changed since those dates. Certain information that we and TIWC file later with the SEC will be deemed automatically to update and supersede information incorporated by reference in this prospectus as of an earlier date. We do not intend this document to be an offer or solicitation if used in a jurisdiction in which such offer or solicitation is not authorized, if the person making such offer or solicitation is not qualified to do so or if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.

CONSOLIDATED CAPITALIZATION

TIW

     The following table sets forth our consolidated capitalization as at December 31, 2002 (except as noted). The table should be read in conjunction with our Consolidated Financial Statements prepared in accordance with Canadian GAAP and the notes thereto filed on May 23, 2002 with the Securities and Exchange Commission on Form 20-F.

As at
December 31, 2002(1)
(unaudited)

(in thousands of dollars)
Secured Debt
Corporate credit facility(2)	47,407
14% Senior Guaranteed Notes	223,868
ClearWave’s EBRD/ABN facility in Romania	255,000
ClearWave’s deferred financing under supply contracts and credit facility in Czech Republic [Koruna 5.0 billion, Euro 289.3 million]	481,631
Other debt	14,032
Total debt	1,021,938

Non-controlling Interest(3)(5)	217,553
Shareholders’ Equity
Share Capital(4)
Preferred Shares: authorised - unlimited, issued and outstanding - 35,000,000 as at December 31, 2002
Common Shares: authorised - unlimited, issued and outstanding - 467,171,785 as at December 31, 2002	1,035,157

Additional paid in capital	244,875
Warrants	1,314

Total Share Capital and other Equity Instruments	1,302,784
Deficit(5)	(1,219,812)
Cumulative Translation Adjustment(5)	3,722
Total Shareholders’ Equity	86,694

Total Capitalization	1,326,185

1.	Excludes conditional additional indebtedness of approximately $10 million which may be issued in connection with the 14% Senior Guaranteed Notes, of which $3.3 million has been accrued as at December 31, 2002.
2.	On December 6, 2002, the lenders consented to extend the maturity of the Corporate Credit Facility from December 15, 2002 to June 30, 2003.
3.	Represents non-controlling interest in our direct and indirect subsidiaries.
4.	Does not include (i) common shares issuable upon the exercise of outstanding stock options granted under our stock option plans and (ii) common shares reserved for issuance pursuant to future option grants under our stock option plans.
5.	As of September 30, 2002.

The Guarantor

     The following table sets forth the consolidated capitalization of the Guarantor as at December 31, 2002 (except as noted). The table should be read in conjunction with the Guarantor’s Consolidated Financial Statements prepared in accordance with Dutch GAAP and the notes thereto filed on July 19, 2002 with the Securities and Exchange Commission in the Guarantor’s amended Form 20-F/A.

As at
December 31, 2002
(unaudited)

(in thousands of dollars)
Secured Debt
ClearWave’s EBRD/ABN facility in Romania	255,000
ClearWave’s Deferred Financing under supply contracts and credit facility in Czech Republic [Koruna 5.0 Billion, Euro 289.3 Million]	481,631
Other long term debt including current portion	12,700
Amounts due to related parties	936,427

Total Debt	1,685,758

Minority Interest (1)(2)	272,593
Shareholders’ Equity
Share Capital (1)	43,268
Share Premium (1)	280,879
Deficit(1)	(996,081)
Foreign Currency Translation Reserve (1)	(979)

Total Shareholders’ Equity	(672,913)

Total Capitalization	1,285,438

1.	As at September 30, 2002.
2.	Represents minority interest in direct and indirect subsidiaries of the Guarantor.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios (deficiencies) of earnings to fixed charges for TIW and TIWC for each of the five most recent fiscal years, and, in the case of TIW, for the nine months ended September 30, 2002. Deficiencies are expressed in thousands of dollars.

	Years Ended December 31,

	Nine months
	ended
	September 30,
	2002	2001	2000	1999	1998	1997
TIW (U.S. GAAP)	7.89	(98,143)	(128,912)	(149,980)	(125,785)	(85,525)
TIW (Canadian GAAP)	2.01	1.96	(85,991)	(92,576)	(113,473)	(89,693)
TIWC (U.S. GAAP)	(32,898)	(1,696)	(33,120)	(77,632)	(77,666)	(69,956)
TIWC (Dutch GAAP)	(138,741)	2.58	(56,829)	(81,907)	(56,347)	(75,199)

TIW

     We develop, acquire, own and operate wireless telecommunications networks. As of September 30, 2002, we had continuing operations in Romania, the Czech Republic and India representing 3.7 million subscribers which, based on our percentage ownership in these operations as of September 30, 2002, represent 1.6 million equity subscribers. As of December 31, 2001, our principal operations also included cellular operations in Brazil, of which we have a formal plan to dispose.

     We were incorporated under the Canada Business Corporations Act on September 9, 1996 under the name 3293505 Canada Inc. to acquire directly and indirectly all the issued capital stock of TIWC. Telesystem Ltd. founded TIWC on May 21, 1992 to pursue international opportunities in the wireless telecommunications services market. On March 12, 1997 we changed our name from 3293505 Canada Inc. to Telesystem International Wireless Inc. In May 1997, we completed our initial public offering. Our head office and principal place of business are located at 1000 de la Gauchetière Street West, 16th Floor, Montreal, Quebec, H3B 4W5 Canada. Our telephone number is (514) 673-8497. The Guarantor’s head office and principal place of business is World Trade Center, Strawinskylaan 707, 1077 XX Amsterdam, The Netherlands, and its telephone number is 011 31 (20) 305.09.80. CT Corporation System, 111 Eighth Avenue, New York, NY 10011, (212) 894-8500, acts as agent for service in the United States for the Guarantor and us.

     The following table sets forth, by segment, the progression since 1997 in the number of subscribers and equity subscribers excluding discontinued operations.

		Years ended December 31

	September 30,
	2002	2001		2000	1999	1998	1997

Romania
Subscribers	2,462,600	2,003,600		1,171,800	702,100	325,300	117,300
Equity Subscribers(1)	1,339,600 (3)	580,000	(2)	690,200	384,000	201,700	72,800
Czech Republic
Subscribers	1,139,570	858,400		301,700
Equity Subscribers(1)	225,600	85,000	(2)	65,200
India
Subscribers	105,300	74,000		35,400	15,000	9,010	6,000
Equity Subscribers(1)	13,400	7,500		3,600	1,500	3,000	2,000
Total/Continuing Operations
Subscribers	3,707,470	2,936,000		1,508,900	717,100	334,310	123,300
Equity Subscribers(1)	1,578,600	672,500	(2)	759,000	385,500	204,700	74,800

1.	Equity subscribers represent our ultimate proportionate ownership in subscribers figures of our operations, based on our equity ownership percentage in such operations.
2.	The decrease in equity subscribers for Central/Eastern Europe reflects the issuance of units in February 2001 which reduced our equity interest in ClearWave from 100% to 45.5%.
3.	We increased our interest in ClearWave in the first quarter of 2002 from 45.5% to 85.6%. During the fourth quarter of 2002, ClearWave tendered as part of a share repurchase initiated by MobiFon, an aggregate of 6,460,250 shares of MobiFon for total cash consideration of US $24.6 million. On December 18, 2002 we announced the sale of 11,135,555 shares for total cash consideration of US $42.5 million. The sale, expected to close in the first quarter of 2003, is subject to the fulfillment of certain conditions and the rights of first refusal of other MobiFon shareholders. Following this share repurchase and the sale, ClearWave’s ultimate ownership of MobiFon is expected to vary between 56.6% and 58.9% depending on the extent of the participation of other MobiFon shareholders in the share repurchase which ends on June 30, 2003. As a result our equity subscribers on a pro forma basis as at September 30, 2002 for Romania will decrease to a number between 1,241,554 and 1,193,071.

Organizational Structure

     The following chart summarizes the equity interests we hold, directly and indirectly, in each of our principal operating companies as at September 30, 2002, unless otherwise specified. Percentages in brackets represent the voting interests we hold where they differ from the equity interests we hold.

(1)	This chart is a simplification of the corporate structure as at September 30 and omits certain companies.
(2)	During the fourth quarter of 2002, ClearWave tendered as part of a share repurchase initiated by MobiFon, an aggregate of 6,460,250 shares of MobiFon for total cash consideration of US $24.6 million. On December 18, 2002 we announced the sale of 11,135,555 shares for total cash consideration of US $42.5 million. The sale, expected to close in the first quarter of 2003, is subject to the fulfillment of certain conditions and the rights of first refusal of other MobiFon shareholders. Following this share repurchase and the sale, ClearWave’s ultimate ownership of MobiFon is expected to vary between 56.6% and 58.9% depending on the extent of the participation of other MobiFon shareholders in the share repurchase which ends on June 30, 2003.
(3)	Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A. own between 74.96% and 82.94% of six operating companies. Telpart Participações S.A. controls the voting power of Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A.
(4)	On January 21, 2003, TIW do Brasil Ltda. changed its name to TPSA do Brasil Ltda.

Operations

     The following table sets forth our operations and interests and certain information related thereto, as of September 30, 2002, unless otherwise specified.

	Start-up	Licensed
	date of	Population	Total	Equity		Equity	Equity
	operations(1)	Coverage	Subscribers(2)	Ownership		persons	Subscribers

		(in millions)		(	%)	(in millions)
CONTINUING OPERATIONS
Central/Eastern
Europe
Romania	Q2 1997	22.5	2,462,500	54.4	(3)	12.2 (3)	1,339,600 (3)
Czech Republic (4)	Q1 2000	10.3	1,139,500	19.8	(4)	2.0	225,600

		32.8	3,602,100			14.2	1,565,200
Other
India (Rajasthan)	Q2 1997	56.5	105,300	12.7		7.2	13,400

Total		89.3	3,707,400			21.4	1,578,600
DISCONTINUED OPERATIONS
Brazil(5)
Telemig	1993	16.3	1,808,600	7.9		1.3	142,900
Tele Norte	1994	15.8	910,600	7.1		1.1	64,700

			2,719,200			2.4	207,600

Total		121.4	6,426,600			23.8	1,786,200

(1)	In certain cases, we made our initial investment subsequent to the start-up date of operations.
(2)	As of March 31, 2002, unless otherwise specified. Figures include our pre-paid subscribers: 2,121,300 in Central and Eastern Europe, 46,500 in India, and 1,595,000 in Brazil.
(3)	During the fourth quarter of 2002, ClearWave tendered as part of a share repurchase initiated by MobiFon, an aggregate of 6,460,250 shares of MobiFon for total cash consideration of US $24.6 million. On December 18, 2002 we announced the sale of 11,135,555 shares for total cash consideration of US $42.5 million. The sale, expected to close in the first quarter of 2003, is subject to the fulfillment of certain conditions and the rights of first refusal of other MobiFon shareholders. Following this share repurchase and the sale, ClearWave’s ultimate ownership of MobiFon is expected to vary between 56.6% and 58.9% depending on the extent of the participation of other MobiFon shareholders in the share repurchase which ends on June 30, 2003. As a result our equity subscribers for Romania on a pro forma basis as at September 30, 2002 will decrease to a number between 1,241,554 and 1,193,071.
(4)	Through an intermediate holding company, we control the voting power of Ceský Mobil.
(5)	We own 48.9% of Telpart Participações S.A., which controls the voting power of Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A.

SELLING NOTEHOLDERS

     This prospectus is related to the offer and resale of up to $11,775,103 principal amount of the Covered Notes from time to time by the holders thereof listed below, whom we refer to as the selling noteholders. The Covered Notes consist of:

(1)	The Unregistered Underlying Notes: certain of the notes that we issued as part of the original issuance of Underlying Notes on September 19, 2001, but that have not been previously registered with the SEC;

(2)	The December 2001 PIK Notes: certain of the notes that we issued to all of the holders of our Underlying Notes as payment in kind of the interest we owed on the Underlying Notes on the December 30, 2001 interest payment date, but that have not been previously registered with the SEC;

(3)	The June 2002 PIK Notes: certain of the notes that we issued to all of the holders of our Underlying Notes as payment in kind of the interest we owed on the Underlying Notes on the June 30, 2002 interest payment date, but that have not been previously registered with the SEC, and

(4)	The December 2002 Notes: certain of the notes that we issued on December 30, 2002 to all holders of our Underlying Notes as a required additional issuance under the indenture governing the notes, but that have not been previously registered with the SEC.

     Because the selling noteholders may offer all, some or none of their Covered Notes, no estimate as to the amount of the notes that will be held by the selling noteholders after this offering can be provided. The following table shows the names of the selling noteholders, the respective amounts of Covered Notes that may be sold for their account pursuant to this prospectus and the percentage ownership of notes owned by each selling noteholder before this offering.

     None of the selling noteholders has held any position, office or other material relationship with us within the past three years except for Carmand Normand, who was a member of our board of directors from April 1997 until May 2002. He is also the controlling shareholder of Addenda Capital Inc.

	Amount of notes	Percentage
	offered by this	ownership
Name and address of selling noteholders	prospectus	of notes

1199 Healthcare Employees Pension	$18,212	0.4%
Fund, The[1]

401K Savings Plan of the Chase	3,545	0.1
Manhattan Bank and Certain Affiliated
Cos.[1]

88000 Canada LTEE[2]	297	—[10]

Addenda Capital Inc.	1,320	—[10]
c/o Fiducie Desjardins Inc.
Service Des Titres
C.P.34 Succursale Desjardins
Montreal, Quebec H5B 1E4
Canada

Alpha US Sub Fund II LLC[3]	75,122	0.5

Amaranth LLC	248,400	5.0
One American Lane
Greenwich, CT 06831

American Funds Insurance Series Asset	22,006	0.4
Allocation (VI-AA)[4]

Anschutz Foundation, The[1]	2,916	0.1

Auda Classic PLC[5]	2,733	0.1

Bales, Pamela[2]	124	—[10]

Beauchamp, Marie Francoise	11,103	0.1
c/o Marc Beauchamp
Novacap Inc.
375 Rolland Therrien
Longueuil, QC J4H-4A6
Canada

Berwick, Jill R.E.[2]	124	—[10]

Blau, Brenda[2]	174	—[10]

Blau, Elizabeth[2]	124	—[10]

Bond Fund of America, Inc., The[4]	55,086	1.1

Briggs and Stratton Corporation	1,598	—[10]
Retirement Plan[1]

Broad Foundation, The[3]	30,787	0.2

Broad, Eli[3]	30,788	0.2

Brown and Williamson Tobacco Master	107,446	0.6
Retirement Trust[3]

Cambridge Contributory Retirement	2,525	0.1
System - High Yield, The[1]

Carnegie Mellon University High Yield[1]	1,992	—[10]

Cavadias, George[2]	124	—[10]

CDPQ Placements Publics U.S.	541,938	10.9
c/o Fiducie Desjardins Inc.
Service Des Titres
C.P.34 Succursale Desjardins
Montreal, Quebec H5B 1E4
Canada

Cinnamon Investments LTD	23,165	0.5
60 Bedford Road
Toronto ON M5R 2K2

City of Fort Worth High Yield[1]	2,331	—[10]

City of Houston Police Officers Pension	5,756	0.1
Fund - High Yield[1]

City of Memphis Retirement System -	6,023	0.1
High Yield[1]

Cohen, Irving[2]	347	—[10]

Concordia Partners LP	142,179	0.7
112 Harbour Yard
Chelsea Harbour, London
SW10 0XD
England

Cooperman, Harvey[2]	347	—[10]

Corporate High Yield Fund II, Inc.[6]	11,837	0.2

Corporate High Yield Fund III, Inc.[6]	43,364	0.9

Corporate High Yield Fund, Inc.[6]	28,351	0.6

Coviensky, Jerry[2]	124	—[10]

Crowe, Cheryl[2]	74	—[10]

DB Structured Products, Inc.[3]	237,807		1.3

DDJ Canadian High Yield Fund	275,016	1.0
c/o DDJ Capital Management, LLC
141 Linden Street, Suite 4
Wellesley, MA 02482

Debt Strategies Fund, Inc.[6]	95,693	1.9

Deutsche Bank AG London	28,145	0.6
Deutsche Bank AG London
Winchester House
1 Great Winchester St.
London EC2N 2DB

Diversified Fund of Canada—Active	13,760	0.3
Fixed Income
Northern Trust Global Advisors, Inc.
300 Atlantic Street, Suite 400
Stamford, Connecticut 06901

Dongier, Isabelle[2]	74	—[10]

Dongier, Suzanne[2]	223	—[10]

Dongier, Sylvie[2]	25	—[10]

Dreyfus High Yield Strategies Fund, The	53,881	1.1
The Dreyfus Corporation
200 Park Avenue
New York, NY 10166

Dudek, Christine[2]	25	—[10]

Dudek, Christine[2]	99	—[10]

Dynamic Nova High Yield Fund[7]	14,544	0.3

EA/Cayman Unit Trust - EA/ MacKay	61,381	1.2
High Yield Cayman Unit Trust[1]

Federal Insurance Co. (Chubb)[1]	10,146	0.2

First Canada Management Consultants	174	—[10]
LTD[2]

Gavarkovs, Jefferey	74	—[10]
696 Sheppard Ave. East
Toronto, ON M2K 1B7
Canada

GKW Unified Holdings[3]	17,767	0.4

GoldenTree High Yield Master Fund, LP3	2,509,101	17.6

GoldenTree High Yield Opportunities I,	914,837	2.6
LP3

GoldenTree High Yield Opportunities II,	779,241	2.4
LP3

GT High Yield Value Master Fund, LP3	97,322	0.6

Goldman, Eric[2]	74	—[10]

Greenberg, Janice[2]	124	—[10]

Greisman, Gary[2]	25	—[10]

Gubitz, Irving[2]	174	—[10]

Highfields Capital I LP8	7,318	0.1

Highfields Capital II LP8	15,371	0.3

Highfields Capital LTD[8]	57,131	1.1

Hong Kong Hospital Authority[1]	1,549	—[10]

Horst Roth RRSP	232	—[10]
c/o RBC Financial
200 Bay Street
25th Floor, North Tower
Toronto, Ontario M5J 2J5

Hucal, George[2]	223	—[10]

Illinois Municipal Retirement Fund -	16,826	0.3
High Yield[1]

Investors Group Trust Co. Ltd. As	124,330	0.8
Trustee for Investors Canadian High
Yield Income Fund[9]

Investors Group Trust Co. Ltd. As	11,822	0.1
Trustee for iProfile Fixed Income Pool
Fund[9]

Iowa Municipal Fire and Police	11,837	0.2
Retirement System[3]

Katsof, Alissa R.[2]	74	—[10]

Katsof, Irving[2]	347	—[10]

Katsof, Judy[2]	174	—[10]

Lamie, John[2]	273	—[10]

LaRoche, Catherine[2]	273	—[10]

Lester, Murray D.[2]	347	—[10]

Lester, Nina C.[2]	25	—[10]

Lewis, John B.[2]	74	—[10]

Lohse, Helga[2]	99	—[10]

Lowndes, Margaret[2]	5,124	—[10]

Lowndes, Peter[2]	12,297	—[10]

Lowndes, Peter B.[2]	3,074	—[10]

Lowy, Mary Kay[2]	74	—[10]

MacKay Shields Cayman Trust High	5,907	0.1
Yield[1]

MacKay Shields Trust High Yield	2,727	0.1
Corporate Bond Fund[1]

Madill, Joseph T.[2]	223	—[10]

Mainstay Funds, Inc. on behalf of its	2,306	—[10]
Strategic Income Fund[1]

Mainstay Funds, Inc. on behalf of its	570	—[10]
Strategic Value Funds[1]

Mainstay Funds on behalf of its High	195,209	3.9
Yield Corporate Bond Portfolio[1]

Mainstay VP Series Fund, Inc. on behalf	65,691	1.3
of its High Yield Corporate Bond
Portfolio[1]

Merrill Lynch Global Investment Series:	260,788	5.2
Income Strategies Portfolio[6]

ML Bond Fund, Inc. High Income	18,763	0.4
Portfolio[6]

ML Master US High Yield Fund, Inc.[6]	25,132	0.5

MLG - NYL US High Yield Fund[1]	2,641	0.1

Mowat, Debby[2]	124	—[10]

Nadell, Shirley[2]	174	—[10]

Nations Annuity Trust High Yield[1]	1,512	—[10]

Nations High Yield Bond Fund[1]	17,057	0.3

NBCN Clearing Inc.	3,382,583	1.5
1010 rue de la Guachetiere Ouest
Suite 1025
Montreal, Quebec H35 5J2
Canada

NiSource Corp. Services Company[1]	6,777	0.1

Noejura, Radegonde[2]	124	—[10]

Normand, Carmand	1,807	—[10]
c/o Fiducie Desjardins Inc.
Service Des Titres
C.P. 34 Succursale Desjardins
Montreal, Quebec H5B 1E4
Canada

Ohio Police and Fire Pension Fund[1]	15,381	0.3

Oshkosh Truck Corp. - High Yield[1]	533	—[10]

Pennsylvania Public Schools Employees	51,588	1.0
Retirement System[1]

Pension Plan of Constellation Energy	3,567	0.1
Group, Inc., The[1]

Perry Partners International, Inc.[5]	453,212	9.1

Perry Partners, LP5	177,731	3.6

Policemens’ and Firefighters’ Retirement	1,807	—[10]
Fund of Lexington - Fayette Urban[1]

Rabinovitch, Vivian[2]	243	—[10]

Rabinovitch, Vivian[2]	273	—[10]

Ramsay, Alec[2]	174	—[10]

Ramsay, Maria[2]	74	—[10]

Reliance Standard Life Insurance	18,346	0.4
Company[3]

Robertson, Brian M.[2]	124	—[10]

Robinson, Carmen	347	—[10]

Safety National Casualty Corporation[3]	28,539	0.6

San Antonio Fireman and Police Pension	3,952	0.1
Fund[1]

Sarma Inc.[2]	347	—[10]

Scottish Widows High Yield Income	31,064	0.6
Bond Trust[1]

Sealey, Calvin[2]	174	—[10]

Sealey, Teresa[2]	74	—[10]

Senior High Income Portfolio[6]	18,763	0.4

Skylon High Yield Trust[7]	5,953	0.1

Spector, Sylvia[2]	74	—[10]

Spivack-Marks, Esther[2]	174	—[10]

Stephen Adams Living Trust[3]	50,624	0.3

Stephen Gross Holdings[2]	174	—[10]

Stermer, Brenda[2]	74	—[10]

Stuart, Rita[2]	74	—[10]

Suchoversky, Mariamna[2]	347	—[10]

Sweetko, Mark[2]	25	—[10]

Taylor, Alex [2]	273	—[10]

Teachers’ Retirement System of	10,355	0.2
Louisiana
8401 United Plaza Blvd. 3rd Floor
Baton Rouge, LA 70809

Teitelbaum, Irving[2]	174	—[10]

Tennessee Valley Authority Retirement	22,539	0.5
System[1]

University of Chicago[3]	85,088	0.5

Vinegar, Rachel[2]	124	—[10]

Vulcan Materials Co.[1]	894	—[10]

Waddington, Elaine[2]	174	—[10]

Wall, Jennifer[2]	377	—[10]

Wilner, Asher[2]	74	—[10]

Wilner, Deborah[2]	74	—[10]

1.	The mailing address for these selling noteholders is:
c/o MacKay Shields LLC
9 West 57th St.
New York, NY 10019

2.	The mailing address for these selling noteholders is:
c/o BMO Nesbitt Burns Inc.
Operations Department
1 First Canadian Place
P.O. Box 150
Toronto, ON M5X 1H3

3.	The mailing address for these selling noteholders is:
c/o GoldenTree Asset Management
300 Park Avenue, 25th Floor
New York, NY 10022

4.	The mailing address for these selling noteholders is:
c/o Capital Research & Management
140 S. State College Blvd.
Brea, CA 92821

5.	The mailing address for these selling noteholders is:
c/o Perry Capital
599 Lexington Ave. Floor 36
New York, NY 10022

6.	The mailing address for these selling noteholders is:
c/o Merrill Lynch Investment Managers
800 Scudders Mill Rd.-Area 1B
Plainsboro, NJ 08536

7.	The mailing address for these selling noteholders is:
c/o Marret Asset Mgmt.
Scotia Plaza, Box 409
40 King St. W. Toronto
Ontario M5H 3Y2

8.	The mailing address for these selling noteholders is:
c/o Highfields Capital Management LP
200 Clarendon Street
Boston, MA 02116

9.	The mailing address for these selling noteholders is:
c/o Investors Group Trust Co. Ltd.
447 Portage Ave.
Winnepeg, MB R3C 3B6

10.	No percentage of less than 0.1% is provided.

DESCRIPTION OF THE NOTES

General

     The 14% Senior Guaranteed Notes due December 30, 2003 (the “Notes”) were issued pursuant to an Indenture (the “Indenture”) among TIW (the “Company”), the Guarantor and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part thereof by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Notes are subject to all such terms, and holders of Notes (“Holders”) are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and registration rights agreement are available as set forth below under “—Additional Information.” The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this summary, the term “Company” refers only to Telesystem International Wireless Inc. and not to any of its subsidiaries.

Principal

     The Notes issued and outstanding under the Indenture after giving effect to the issuance of the Additional Notes represent an aggregate principal amount of $220,603,000.

     The indenture obligates us to issue additional Notes to holders of outstanding Notes in the maximum principal amount of $9,989,000 on June 30, 2003, allocated pro rata to the principal amount of the Notes held by such holders unless on or prior to such date, at least $72,417,000 in principal amount of Notes have been redeemed or repurchased.

Maturity and Interest

     The Notes will mature on December 30, 2003. Interest on the Notes accrues at a rate of 14% per annum and is payable semi-annually on June 30 and December 30, to Holders of record on the immediately preceding June 15 and December 15, respectively. Interest on the Covered Notes will accrue from December 30, 2002. Interest payable under the

Indenture on the Notes that was payable on December 30, 2001 and June 30, 2002 was paid in additional Notes. Future interest payments will be made in cash. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company in the Borough of Manhattan, The City of New York. Until otherwise designated, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

Ranking

     The Notes are senior indebtedness of the Company, rank pari passu in right of payment with all existing and future unsubordinated unsecured indebtedness of the Company, and rank senior in right of payment to all subordinated indebtedness of the Company. Furthermore, the Company and certain Restricted Subsidiaries, including TIWC, are parties to the Senior Credit Facility and all borrowings thereunder are guaranteed by certain Restricted Subsidiaries and secured by first priority liens on the assets of the Company and certain assets of its Restricted Subsidiaries. As a result, the Notes are structurally subordinated to the Senior Credit Facility. Moreover, the Company’s Restricted Group Members, other than the Guarantor, will have no obligation to guarantee or otherwise pay amounts due under the Notes. Therefore, the Notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of the Company’s subsidiaries.

TIWC Guarantee

     The Company’s obligations with respect to the Notes are guaranteed by the Guarantor. The TIWC Guarantee is secured by second priority liens on the capital stock of TIW Latin America and ClearWave held by the Guarantor. See “Risk Factors—You may not be able to effectively realize upon the TIWC Guarantee and collateral—Subordination” The lien on the capital stock of ClearWave held by the Guarantor secures the TIWC Guarantee for a maximum of $124,857,000 in principal amount of the Notes. The TIWC Guarantee is subordinated to the Senior Credit Facility and ranks pari passu in right of payment with all existing and future unsubordinated indebtedness of the Guarantor but effectively ranks senior to such unsubordinated obligations to the extent of the collateral securing the TIWC Guarantee. The TIWC Guarantee also ranks senior in right of payment to all existing and future subordinated indebtedness of the Guarantor. The Guarantor’s obligations under the Senior Credit Facility, however, rank senior to the TIWC Guarantee and are secured, among other things, by a first priority lien on the capital stock of TIW Latin America and ClearWave held by the Guarantor. Accordingly, the TIWC Guarantee and the related liens are subordinated and subject to the obligations of the Guarantor and the related liens under the Senior Credit Facility and consequently, payment under the TIWC Guarantee and the exercise of any remedy under the TIWC Guarantee, including the foreclosure of the liens securing such obligations, as well as the exercise of any other available remedy by proceedings at law or in equity to collect any amount under the TIWC Guarantee, will be postponed to the full prior repayment of the Senior Credit Facility. See “Risk Factors— You may not be able to effectively realize upon the TIWC Guarantee and collateral.”

Optional Redemption

     The Notes will be redeemable, at the Company’s option, at any time, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s last address as it appears in the security register, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on an interest payment date).

Mandatory Redemption upon Certain Events

     As required under the “Limitation on Asset Sales” covenant described below, within 30 days following the receipt by the Company or any Subsidiary of the Company of

(a)	(1) Net Cash Proceeds from a Brazilian A-Band Sale, or

(2) Distributions from Telpart when such Distributions have aggregated to at least $10 million, the Company will redeem the principal amount of Notes equal to the amount of Net Cash Proceeds or Distributions received and remaining after first applying such proceeds to the permanent repayment of the Senior Credit Facility and

(a)	(1) Net Cash Proceeds from a ClearWave Sale, or

(2) Distributions from ClearWave when such Distributions have aggregated to at least $10 million,

the Company will redeem the principal amount of Notes equal to the amount of Net Cash Proceeds or Distributions received and remaining after first applying such proceeds to the permanent repayment of the Senior Credit Facility, provided that in no event will the aggregate amount of Notes redeemed under this clause (b) exceed $124,857,000 principal amount.

Partial Redemption

     In the case of any partial redemption whether such partial redemption is mandatory or optional, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon surrender of the original Note.

Repurchase of Notes upon a Change of Control

     The Company will be required to commence, within 30 days of the occurrence of a Change of Control, and consummate, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date. A “Change of Control” will be deemed to have occurred if

(1)	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than any Permitted Holder becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than a majority of the total voting power of the Voting Stock of the Company on a fully-diluted basis; or

(2)	individuals who on the Issue Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time).

Additional Amounts

     All payments made by or on behalf of the Company under or with respect to the Notes must be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof, by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless the Company is required to withhold or deduct any amount for or on account of Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to payments made to a Holder (an “Excluded Holder”) in respect of a beneficial owner

(1)	with which the Company does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of making of such payment;
(2)	which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of Notes or the receipt of payments thereunder; or
(3)	with respect to any Taxes that would not have been imposed, due or payable but for a failure by the Holder to comply with a request by the Company to satisfy any certification, identification or other reporting requirements, whether imposed by statute, regulation, treaty or administrative practice concerning nationality, residence or connection with Canada.

The Company will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Company will furnish to the Holder, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company. The Company will indemnify and hold harmless each Holder of Notes (other than an Excluded Holder) and, upon written request of any Holder of Notes (other than an Excluded Holder), reimburse each such Holder, for the amount of

(1)	any such Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes; provided that reasonable supporting documentation is provided; and

(2)	any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (1) so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed.

Covenants

     The Indenture contains, among others, the covenants set forth below.

Limitation on Indebtedness

     The Company will not, and will not permit any Restricted Group Member to, Incur any Indebtedness (other than the Notes, the TIWC Guarantee and Indebtedness existing on the Issue Date); provided, however, that

(a)	the Company may Incur Indebtedness, and any Restricted Group Member may Incur Acquired Indebtedness, if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 7 to 1, and
(b)	any Restricted Group Member may Incur Indebtedness, if, as of the date of the most recent available quarterly or annual balance sheet and after giving effect to the Incurrence of such Indebtedness and any other Indebtedness Incurred since such balance sheet date and the receipt and application of the proceeds thereof, Indebtedness of a Restricted Group Member does not exceed, at any one time outstanding, one times the sum of:
	(x)	the aggregate amount of Consolidated Paid-In Capital received by the Company and
	(y)	80% of the Fair Market Value of Contributed Property received by the Company.

Notwithstanding the foregoing paragraph, the Company and any Restricted Group Member (except as specified below) may Incur each and all of the following Indebtedness:
(a)	Indebtedness outstanding at any time in an aggregate principal amount not to exceed $100 million; provided, however, that such Indebtedness
	(v)	may be Incurred only by the Company,
	(w)	will be Subordinated Indebtedness,
	(x)	will be unsecured,
	(y)	may not be required to be repaid with proceeds that are required to be used to redeem the Notes as provided under “—Mandatory Redemption upon Certain Events” above, and
	(z)	may mature prior to the Stated Maturity of the Notes only in a principal amount not greater than $25 million (unless less than $100 million aggregate principal amount of the Notes are outstanding, in which case up to $50 million aggregate principal amount of such Indebtedness may mature prior to the Stated Maturity of the Notes);
(b)		Indebtedness
(x)		to the Company evidenced by an unsubordinated promissory note or
(y)		to any Restricted Group Member;
provided, however, that any event which results in any such Restricted Group Member ceasing to be a Restricted Group Member or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Group Member) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (b);
(c)	Indebtedness of the Company or any Restricted Group Member issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of the same Person or, in the case of a Restricted Group Member, any Restricted Group Member (in each case, other than Indebtedness Incurred under clause (a), (b), (d) or (f) of this paragraph) or any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however, that

	(c)	Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes will only be permitted under this clause (c) if
	(x)	in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes,
	(y)	in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and
	(z)	except with respect to Indebtedness that is refinancing Indebtedness of a Restricted Group Member existing on the Issue Date, such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;
(d)		Indebtedness
	(x)	in respect of performance, surety or appeal bonds or completion guarantees provided in the ordinary course of business,
	(y)	under Currency Agreements and Interest Rate Agreements; provided, however, that such agreements
(1) are designed solely to protect the Company or its Restricted Group Members against fluctuations in foreign currency exchange rates or interest rates and
(2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder and
	(z)	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Group Member pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Group Member (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Group Member for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Group Member in connection with such disposition;
(e)	Indebtedness of the Company, to the extent the net proceeds thereof are promptly
	(x)	used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or
	(y)	deposited to defease the Notes as described below under “—Defeasance”;
(f)	Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Group Member provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “—Limitation on Issuance of Guarantees by Restricted Group Members” covenant described below; and
(g)	Indebtedness Incurred to finance the cost (including the cost of design, development, construction, improvement, installation or integration and all import duties) of telecommunications network assets (which will not include licenses), equipment or inventory acquired by the Company or a Restricted Group Member after the Issue Date or to finance an amount equal to the expenditures for such assets, equipment or inventory incurred within the 12-month period prior to the Incurrence of such Indebtedness and not otherwise financed by any Indebtedness.

     Notwithstanding any other provision of this “—Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that the Company or a Restricted Group Member may Incur pursuant to this “—Limitation on Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

For purposes of determining any particular amount of Indebtedness under this “—Limitation on Indebtedness” covenant,
(b)	Guarantees of, Liens securing or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such particular amount will not be included and
(b)	any Liens granted pursuant to the equal and ratable provisions referred to in the “—Limitation on Liens” covenant described below will not be treated as Indebtedness.
For purposes of determining compliance with this “—Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than

Indebtedness referred to in clause (a) of the preceding sentence), the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Group Member to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than
	(a)	dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and
	(b)	pro rata dividends or distributions on Capital Stock of Restricted Group Members held by Persons other than the Company or other Restricted Group Members;
provided, however, that the Company or any other Restricted Group Members holding shares of Capital Stock of such dividend or distribution-paying Restricted Group Member will receive such pro rata dividends or distributions as may be due to such other Restricted Group Members or the Company at or prior to the payment of such pro rata dividends or distributions to such Persons other than the Company or any Restricted Group Member);
(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of
	(a)	the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person, or
	(b)	a Restricted Group Member (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Restricted Group Member);
(3)	make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment of the Notes (other than the purchase, repurchase or the acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition); or
(4)	make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:
	(a)	a Default or Event of Default will have occurred and be continuing;
	(b)	except with respect to Investments, the Company or any Restricted Group Member could not Incur at least $1.00 of Indebtedness under the first paragraph of the “—Limitation on Indebtedness” covenant; or
	(c)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be the Fair Market Value thereof) made after the Issue Date would exceed an amount equal to the sum of
		(w)	the excess of
			(1)	Cumulative EBITDA over
			(2)	the product of 1.5 and Cumulative Interest Expense;
		(x)	$40 million, plus
			(A)	the amount computed under Section 4.04(a)(iv)(3)(y) and (z) of the 101/2% Indenture, which relates to the issuance of the Company’s 101/2% Notes as of the Issue Date less
			(B)	the amount of Restricted Payments made under the Old Indentures as of the Issue Date;

(y)	the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary or Restricted Affiliate of the Company (except to the extent such Net Cash Proceeds are used to Incur Indebtedness outstanding pursuant to clause (b) of the first paragraph of the “—Limitation on Indebtedness” covenant) or from the issuance to a Person who is not a Subsidiary or Restricted Affiliate of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in such case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes); and
(z)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments, except for Permitted Investments described in clause (8) of the definition of “Permitted Investments,” and, in the case of clause (x) of this sentence and Permitted Investments described in such clause (8), except to the extent any such reduction is included in Adjusted Consolidated Net Income) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Group Member or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries of the Company or a Restricted Affiliate or from redesignations of Unrestricted Affiliates as Restricted Affiliates (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Group Member in such Person, Unrestricted Subsidiary or Unrestricted Affiliate.
The foregoing paragraph will not be violated by reason of:
(1)	the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(2)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (c) of the second paragraph of the “—Limitation on Indebtedness” covenant;
(3)	the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of the Company;
(4)	the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Redeemable Stock);
(5)	Investments acquired as a capital contribution to the Company or in exchange for Capital Stock (other than Redeemable Stock) of the Company;
(6)	Investments in a Person which has ceased to be a Restricted Affiliate or ceases to observe any of the provisions of the covenants applicable to it as a result of an Involuntary Event; provided, however,
(a) such Investment is made with the proceeds of a substantially concurrent capital contribution to, or sale of Capital Stock (other than Redeemable Stock) of, the Company; and
(b) after such Investment such Involuntary Event will no longer continue and such Person will be a Restricted Affiliate;
(7)	repurchases of Capital Stock of the Company or any Restricted Group Member held by terminated or deceased employees (or their estates or beneficiaries under their estates) of any Restricted Group Member upon death, disability, retirement or termination of employment of any such Person pursuant to any agreements in an amount not in excess of $1 million in any twelve - month period; or
(8)	the repurchase, redemption or other acquisition for value of Capital Stock of the Company to the extent necessary to prevent the loss or secure the renewal or reinstatement of a license or franchise held by the Company or any of its Restricted Subsidiaries from any governmental agency;

provided, however, that, with respect to each of clauses (1) through (8) other than clauses (1) and (3), no Default or Event of Default will have occurred and be continuing or occur as a consequence of the actions or payments set forth therein (except, with respect to clause (6), a Default or Event of Default that will cease to exist substantially contemporaneous with such Investment).

      Notwithstanding anything in this “—Limitation on Restricted Payments” covenant or in the definition of “Permitted Investments” to the contrary, in no event will:

(1)	TIW Latin America or any of its Subsidiaries or Minority - Owned Affiliates make an Investment in another Subsidiary or Minority-Owned Affiliate of the Company unless the investee is a Subsidiary or Minority - Owned Affiliate of TIW Latin America; or
(2)	ClearWave or any of its Subsidiaries or Minority - Owned Affiliates make an Investment in another Subsidiary or Minority-Owned Affiliate of the Company unless the investee is a Subsidiary or Minority-Owned Affiliate of ClearWave.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Group Members

      The Company will not, and will not permit any Restricted Group Member to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Group Member to:

(1)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Group Member owned by the Company or any other Restricted Group Member;
(2)	pay any Indebtedness owed to the Company or any other Restricted Group Member;
(3)	make loans or advances to the Company or any other Restricted Group Member; or
(4)	transfer any of its property or assets to the Company or any other Restricted Group Member.

The foregoing paragraph will not restrict any encumbrance or restrictions:
(1)	existing on the Issue Date in the Indenture or any other agreements in effect on the Issue Date and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, renewed, refinanced or replaced;
(2)	existing under or by reason of applicable law;
(3)	existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Group Member, existing at the time of such acquisition and not Incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;
(4)	in the case of clause (4) of the first paragraph of this “—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Group Members” covenant,
(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;
(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Group Member not otherwise prohibited by the Indenture; or
(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Group Member in any manner material to the Company or any Restricted Group Member;
(5)	with respect to a Restricted Group Member and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Group Member;
(6)	contained in any stockholders, joint venture or similar agreement, so long as such encumbrance or restriction is not materially more disadvantageous to the Holders than the encumbrances and restrictions contained in comparable agreements entered into by the Company or a Restricted Group Member; or
(7)	contained in any agreement entered into by the Company or a Restricted Group Member after the Issue Date for Indebtedness;
provided, however, that
(a) such encumbrance or restriction is not materially more restrictive than
(x) the most restrictive encumbrances or restriction then in effect in agreements of the Company or of such Restricted Group Member or
(y) encumbrances or restrictions then customary in comparable financing agreements; and
(b) management of the Company determines that at the time such agreement is entered into such encumbrance or restriction will not materially impair the Company’s ability to make payments on the Notes, such determination to be confirmed not less frequently than once a year by an Officer’s Certificate delivered to the Trustee.

Nothing contained in this “—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Group Members” covenant will prevent the Company or any Restricted Group Member from
(1)	creating, Incurring, assuming or suffering to exist any Liens not prohibited by the “—Limitation on Liens” covenant described below; or
(2)	restricting the sale or other disposition of property or assets of the Company or any Restricted Group Member that secure Indebtedness of the Company or any Restricted Group Member.

Limitation on the Issuance and Sale of Capital Stock of Restricted Group Members

      The Company will not sell, and will not permit any Restricted Group Member, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Group Member (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1)	to the Company or a Wholly Owned Restricted Subsidiary of the Company;
(2)	issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of a foreign Restricted Group Member, to the extent required by applicable law;
(3)	if, immediately after giving effect to such issuance or sale, such Restricted Group Member would no longer constitute a Restricted Group Member; provided, however, any investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “—Limitation on Restricted Payments” covenant, if made on the date of such issuance or sale;
(4)	issuances or other sales of Common Stock (including options, warrants or other rights to purchase Common Stock) of a Restricted Group Member; provided, however, the Net Cash Proceeds, if any, of such sale are applied in accordance with the “—Limitation on Asset Sales” covenant described below;
(5)	issuances of Common Stock for cash (including options, warrants or other rights to purchase Common Stock) of a Restricted Group Member; provided, however, that the per share price to the investor of each share of Capital Stock sold in such issuance will not be less than the book value per share of such Restricted Group Member’s Capital Stock prior to such issuance (after adjusting for the effect of such issuance);
(6)	issuances of Capital Stock by any Restricted Group Member in a transaction in which the Company acquires at the same time sufficient Capital Stock of such Restricted Group Member to at least maintain the same percentage ownership interest it had prior to such transaction;
(7)	issuances of Preferred Stock of any Restricted Group Member permitted pursuant to the “—Limitation on Indebtedness” covenant described above; and
(8)	issuances of Capital Stock of any Restricted Group Member pursuant to stock options or similar rights to employees and directors of such Restricted Group Member in an aggregate amount at any time not to exceed 2% of the then outstanding Capital Stock of such Restricted Group Member.

      Nothing in this “—Limitation on the Issuance and Sale of Capital Stock of Restricted Group Members” covenant will prohibit

(1)	the amalgamation, merger or consolidation of any Restricted Group Member with or into any other Restricted Group Member or the Company or
(2)	the pledges of Capital Stock of TIW Latin America and ClearWave pursuant to the terms of the TIW Latin America Pledge Agreement, the ClearWave Pledge Agreement or the Senior Credit Facility, or any sale of such Capital Stock pursuant to the TIW Latin America Pledge Agreement, the ClearWave Pledge Agreement or the Senior Credit Facility.

Limitation on Issuances of Guarantees by Restricted Group Members

       The Company will not permit any Restricted Group Member, directly or indirectly, to Guarantee any Subordinated Indebtedness or Debt Securities of the Company (“Guaranteed Indebtedness”), unless

(1)	such Restricted Group Member simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Group Member; and
(2)	such Restricted Group Member waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Group Member as a result of any payment by such Restricted Group Member under its Subsidiary Guarantee;
provided, however, that the Company will not permit any Restricted Group Member, directly or indirectly, to Guarantee any Indebtedness of the Company if such Restricted Group Member would have been prohibited from Incurring such Indebtedness itself under the “—Limitation on Indebtedness” covenant described above. If the Guaranteed Indebtedness is

(1)	pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness will be pari passu with, or subordinated to, the Subsidiary Guarantee; or
(2)	subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness will be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

      Notwithstanding the foregoing two paragraphs of this covenant, any Subsidiary Guarantee by a Restricted Group Member (other than the TIWC Guarantee) will be automatically and unconditionally released and discharged upon

(1)	any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Group Member’s Capital Stock in, or all or substantially all the assets of, such Restricted Group Member (which sale, exchange or transfer is not prohibited by the Indenture); or
(2)	the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Nothing in this “—Limitation on Issuances of Guarantees by Restricted Group Members” covenant will be deemed to limit or affect the ability of the Guarantor to furnish the TIWC Guarantee.

Limitation on Transactions with Shareholders and Affiliates

            The Company will not, and will not permit any Restricted Group Member to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Person known by the Company to be an Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Group Member, except upon fair and reasonable terms no less favorable to the Company or such Restricted Group Member than reasonably could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and will not apply to
(1)	transactions
(a) approved by a majority of the disinterested members of the Board of Directors of the Company or
(b) for which the Company or a Restricted Group Member delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Group Member from a financial point of view;
(2)	any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries of the Company;
(3)	the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and the implementation of indemnification and similar arrangements in favor of directors of the Company;
(4)	any payments or other transactions pursuant to any tax - sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;
(5)	any Restricted Payments not prohibited by the “—Limitation on Restricted Payments” covenant;
(6)	the non - competition and business opportunities agreement dated August 10, 1994 between Telesystem and the Company or any substantially similar successor agreement or arrangement;
(7)	the agreement dated April 30, 1997 between Telesystem and the Company relating to the appointment of certain officers or any substantially similar successor agreement or arrangement;
(8)	any employment agreement, stock option agreement or other agreement relating to the terms of employment or compensation, or fees for services rendered, to officers or directors entered into by the Company or any Restricted Group Member in the ordinary course of business;
(9)	issuance of Capital Stock (other than Redeemable Stock);
(10)	any transaction or series of related transactions involving consideration or payments of less than $5 million; or
(11)	the TIWC Guarantee.
Notwithstanding the foregoing,
(A)	any transaction covered by the first paragraph of this “—Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (11) of this paragraph, the aggregate amount of which exceeds $10 million in value must be approved or determined to be fair in the manner provided in clause (1) of this paragraph and

(B)	any transaction otherwise subject to clause (A) of this sentence and any sale of Capital Stock by a Restricted Group Member to an Affiliate, in either case, the aggregate amount of which exceeds $50 million in value, must be determined to be fair in the manner provided for in clause (1)(b) of this paragraph.

Limitation on Liens

      The Company will not, and will not permit any Restricted Group Member to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Group Member, which secure either

(1)	Subordinated Indebtedness of the Company or any Restricted Group Member; or
(2)	Debt Securities that are pari passu with the Notes without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien;
provided, however, that
(a)	any Lien which is granted to secure the Notes under this covenant will be discharged at the same time as the discharge of the Lien that gave rise to the obligation to so secure the Notes,
(b)	the foregoing provision will not apply to the Liens created or to be created under the TIWC Guarantee or the Senior Credit Facility,
(c)	the Company will not create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Group Member other than Indebtedness Incurred pursuant to clauses (a) and (g) of the second paragraph of the “—Limitation on Indebtedness” covenant, Indebtedness at any time outstanding not to exceed 10% of Adjusted Consolidated Net Tangible Assets, the TIWC Guarantee and the Senior Credit Facility and
(d)	in no event will the Company create, incur, assume or suffer to exist any Lien on the Capital Stock of ClearWave, of TIW Latin America or of TPSA do Brasil held by the Company or the other assets of the Company, except for
	(A)	the Liens under the Senior Credit Facility and
	(B)	the Liens under the TIWC Guarantee (in the case of the ClearWave Capital Stock, when such Lien is created).

Limitation on Sale - Leaseback Transactions

      The Company will not, and will not permit any Restricted Group Member to, enter into any sale - leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Group Member sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Group Member, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

The foregoing paragraph of this covenant will not apply to any sale - leaseback transaction if
(1)	the Company or such Restricted Group Member would be entitled to
	(a)	incur Indebtedness in an amount equal to the Attributable Debt with respect to such sale - leaseback transaction pursuant to the covenant described under “—Limitation on Indebtedness” and
	(b)	create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;
(2)		the lease secures or relates to industrial revenue or pollution control bonds;
(3)		the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary of the Company or solely between Wholly Owned Restricted Subsidiaries of the Company; or
(4)		the Company or such Restricted Group Member, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with the second and third sentence of the first paragraph or the second paragraph (as applicable) of the “—Limitation on Asset Sales” covenant described below.

Limitation on Lines of Business

      The Company will, and will cause each Restricted Group Member to, directly or indirectly, engage primarily in a Related Business.

Limitation on Asset Sales

      The Company will not, and will not permit any Restricted Group Member to, consummate any Asset Sale, unless

(1)		the consideration received by the Company or such Restricted Group Member is at least equal to the Fair Market Value of the assets sold or disposed of; and
(2)		at least 75% of the consideration received consists of
	(a)	cash, Temporary Cash Investments, Liquid Capital Stock or the assumption of Indebtedness of the Company or any Restricted Group Member relating to such assets; provided, however, that the Company or such Restricted Group Member is irrevocably released and discharged from such Indebtedness; or
	(b)	assets of a nature or type, or that are used in a business, similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Group Members.

In the event and to the extent that the Net Cash Proceeds received by the Company or any Restricted Group Member from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months (which Net Cash Proceeds are not required to be applied in accordance with the second paragraph of this “—Limitation on Asset Sales” covenant) exceed $10 million, then the Company will or will cause the relevant Restricted Group Member to

(1)	subject to the terms of “—Mandatory Redemption upon Certain Events” described above, within 12 months after the date Net Cash Proceeds so received exceed $10 million
	(a)	apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Group Member providing a Subsidiary Guarantee pursuant to the “—Limitation on Issuances of Guarantees by Restricted Group Members” covenant described above or Indebtedness of any other Restricted Group Member, in each case owing to a Person other than the Company or any Restricted Group Member; provided, however, that in the event Indebtedness of a Restricted Group Member is repaid, only the Company’s pro rata portion (determined as provided in the definition of “Indebtedness”) of such repaid Indebtedness will be deemed to have been repaid in accordance with this clause (a); or
	(b)	directly or indirectly invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within twelve months after the date of such agreement), in
		(x)	property or assets (other than Indebtedness, Capital Stock or current assets if all or substantially all of the assets of a Person are not being acquired) of a nature or type or that are used in a business similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Group Members; or
		(y)	Capital Stock of a Person having property or assets of a nature or type of, or engaged in a business, similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Group Members, that becomes a Restricted Group Member as a result of the acquisition of such Capital Stock by the Company or another Restricted Group Member; and
(2)	apply (no later than the end of the 12-month period referred to in clause (1) above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1) above) as provided in the last paragraph of this “—Limitation on Asset Sales” covenant.
The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period will constitute “Excess Proceeds.”

Within 30 days following the receipt by the Company or any Subsidiary of the Company
	(a)	of
		(1)	Net Cash Proceeds from a Brazilian A - Band Sale, or
		(2)	Distributions from Telpart when such Distributions have aggregated to at least $10 million, the Company will apply all Net Cash Proceeds or Distributions to redeem Notes pursuant to clause (a) of “—Mandatory Redemption upon Certain Events” as described above;
and
	(b)	of
		(1)	Net Cash Proceeds from a ClearWave Sale, or
		(2)	Distributions from ClearWave when such Distributions have aggregated to at least $10 million, the Company will apply all Net Cash Proceeds or Distributions to redeem Notes pursuant to clause (b) of “—Mandatory Redemption upon Certain Events” as described above.

      Notwithstanding the foregoing paragraphs in this covenant, to the extent that any or all of the Net Cash Proceeds of any Asset Sale or Specified Sale of assets based outside the United States are prohibited or delayed by applicable local law from being repatriated to Canada and such Net Cash Proceeds are not actually applied in accordance with the foregoing paragraphs, the Company will not be required to apply the portion of such Net Cash Proceeds so affected but may permit the applicable Restricted Group Members to retain such portion of the Net Cash Proceeds so long but only so long as the applicable local law will not permit repatriation to Canada (the Company hereby agreeing to cause the applicable Restricted Group Member to promptly take all actions required by the applicable local law to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if the Asset Sale or Specified Sale had occurred on such date; provided , however, that to the extent that the Company has determined in good faith that repatriation of any or all of the Net Cash Proceeds of such Asset Sale or Specified Sale would have a material adverse tax cost consequence, the Net Cash Proceeds so affected may be retained by the applicable Restricted Group Member for so long as such material adverse tax cost event would continue.

      If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “—Limitation on Asset Sales” covenant or a mandatory redemption pursuant to the terms of “—Mandatory Redemption upon Certain Events” described above, totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an offer to purchase on a pro rata basis the Notes and, to the extent required by the terms thereof, any other Indebtedness of the Company that is pari passu with the Notes in an aggregate principal amount of Notes and principal amount of such other Indebtedness on the relevant Payment Date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date. Any offer to purchase Notes from the Holders pursuant to this paragraph will be made as an Offer to Purchase. Any offer to purchase any other Indebtedness pursuant to this paragraph will be made pursuant to the terms of such Indebtedness.

Certain Ownership Restrictions

      The Company will not, and will not permit any of its Subsidiaries or controlled Affiliates to, transfer ownership of any member of the Dolphin Group such that any member of the Dolphin Group becomes a Subsidiary or Minority - Owned Affiliate of

(x)	ClearWave or
(y)	TIW Latin America,
or any of their respective Subsidiaries or Minority - Owned Affiliates, as the case may be. The Company will cause the Guarantor to remain a direct or indirect Wholly Owned Subsidiary of the Company. The Company will not permit ClearWave or its Subsidiaries or controlled Affiliates to issue or sell Capital Stock (or Equity Rights) to, or otherwise engage in transactions with, any member of the Telesystem Group if, as a result of such issuance, sale or transactions, the Company’s Fully - Diluted Equity Interest in ClearWave is reduced from its Fully - Diluted Equity Interest in ClearWave on the Issue Date (other than de minimis adjustments not cumulatively exceeding 1%). The Company will, and will cause its Subsidiaries to, use all commercially reasonable efforts to cause the Company’s proportionate share of the net proceeds of a sale of all or substantially all the assets of Telpart to be distributed to the Company or one of its Subsidiaries, including but not limited to instructing its nominees on the Board of Directors of Telpart (to the extent permissible under applicable laws) to vote in favor of such distributions, voting its Voting Stock at any shareholders meeting called to consider the matter in favor of such distributions, and opposing any proposed contrary position which may be advanced by other constituencies.

SEC Reports and Reports to Holders

      The Company has agreed that, for so long as any Notes remain outstanding, it will file with the Trustee within 15 days after it files them with the SEC copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act (“SEC Reports”). In the event the Company will cease to be required to file SEC Reports pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the SEC (unless the SEC will not accept such a filing) and the Trustee. The Company will furnish copies of the SEC Reports to the Holders at the time the Company is required to file the same with the Trustee and will make such information available to investors who request it in writing.

Amalgamation, Consolidation, Merger and Sale of Assets

      The Company will not amalgamate, consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

(1)	the Company will be the continuing Person, or the Person (if other than the Company) formed by such amalgamation or consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture, including, but not limited to, the Company’s obligation to pay Additional Amounts; provided, however , that in the event that the Company is not the continuing Person, the country of incorporation of such other continuing Person will be substituted for “Canada” in the definition of Taxes and all clauses comprising the definition of Excluded Holder other than that clause in the definition of Excluded Holder that refers to the “Income Tax Act (Canada);”
(2)	immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing;
(3)	the Company delivers to the Trustee an Opinion of Counsel to the effect that the transaction will not result in the surviving entity being required to make any deduction or withholding that the Company would not otherwise be required to make on account of Taxes from any payments in respect of the Notes;
(4)	immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and
(5)	the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (4)) and Opinion of Counsel, in each case stating that such amalgamation, consolidation, merger or transfer and such supplemental indenture complies with this provision, that all conditions precedent provided for herein relating to such transaction have been complied with and, in the event that the continuing Person is organized under the laws of any jurisdiction other than Canada or the United States of America or any jurisdiction thereof, that the Indenture and the Notes constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms;
provided, however, that clause (4) above does not apply if, in the good faith determination ofthe Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the jurisdiction of incorporation of the Company; and provided, further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Events of Default

The following events are defined as “Events of Default” in the Indenture:
(1)	the Company defaults in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption (including any redemption as described under “—Mandatory Redemption upon Certain Events” as described above) or otherwise;
(2)	the Company defaults in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;
(3)	the Company defaults in the performance or breach of the provisions of the Indenture applicable to amalgamations, mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the “—Limitation on Asset Sales” or“—Repurchase of Notes upon a Change of Control” covenants described above or a Mandatory Redemption in accordance with the provisions of “—Mandatory Redemption upon Certain Events” as described above, provided that a default or breach of the “—Limitation on Asset Sales” covenant arising from an Involuntary Event will not constitute an Event of Default unless such Involuntary Event continues for 90 days;
(4)	the Company consummates a Specified Sale for which it receives
		(A)	Net Cash Proceeds or
		(B)	Distributions from Telpart or ClearWave, aggregating in each case in this clause (B) at least $10 million;
provided , however, that the Company may immediately cure such default by delivering to the Trustee a notice
	(x)	of redemption to redeem the amount of Notes as provided under the provisions of “—Mandatory Redemption upon Certain Events” or
	(y)	representing that no such redemption is required under the provisions set forth under “—Mandatory Redemption upon Certain Events,” as described above and provided, further, that a default under such covenant arising from an Involuntary Event will not constitute an Event of Default unless such Involuntary Event continues for 90 days;
(5)	the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (1), (2), (3) or (4) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes provided that a default or breach of a covenant or agreement arising from a Restricted Affiliate ceasing to observe any covenant applicable to it resulting from an Involuntary Event will not constitute an Event of Default unless such Involuntary Event continues for 90 days;
(6)	there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Group Member having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or will hereafter be created,
(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration or
(b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment will not have been made, waived or extended within 30 days of such payment default; provided that an acceleration or payment default arising from an Involuntary Event will not constitute an Event of Default unless such Involuntary Event continues for 90 days;
(7)	any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self - insurance or retention as not so covered) will be rendered against the Company or any Significant Group Member and will not be paid or discharged, and there will be any period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, will not be in effect;
(8)	certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Group Member will occur within the meaning of Bankruptcy Law;
(9)	failure of the Company or a Subsidiary of the Company to receive the Company’s proportionate share (based on the Company’s ownership interest) of the Net Cash Proceeds from any sale of all or substantially all the assets of Telpart, within six months of the receipt of such Net Cash Proceeds by Telpart; or
(10)	any one or more of the TIWC Guarantee or the TIW Latin America Pledge ceases to remain in full force and effect, or the ClearWave Pledge fails to become and remain in full force and effect following the earlier of
(1) the permanent repayment in full of the Senior Credit Facility and
(2) October 2, 2002.
If an Event of Default (other than an Event of Default specified in clause (8) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders will, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) will be remedied or cured by the Company or the relevant Significant Group Member or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after such a declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if
(1)	all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and
(2)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
For information as to the waiver of defaults, see “—Modification and Waiver.”

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not institute any proceeding, judicial or otherwise, with respect to the Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy hereunder unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;
(2)	the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such request;
(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
However, such limitations do not apply to the right of any Holder of an Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company and the Guarantor (to the extent required by the Trust Indenture Act) to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Group Members and the Company’s and its Restricted Group Members’ performance under the Indenture and that the Company and the Guarantor have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

If an Event of Default occurs and is continuing, the Trustee may:
(1)	subject to the terms of the TIWC Guarantee, pursue any available remedy under the TIWC Guarantee, including foreclosure upon the TIW Latin America Pledge and (when created) the ClearWave Pledge; or
(2)	pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or the Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Defeasance

     Defeasance and Discharge. The Indenture provides that the Company and the Guarantor will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 92nd day after the date of the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold moneys for payment in trust) if, among other things,

(1)	the Company has deposited with the Trustee, in trust, cash in U.S. dollars, certain U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity (including any date fixed for redemption) of such payments in accordance with the terms of the Indenture and the Notes;
(2)	the Company has delivered to the Trustee
(a) either
(x) an Opinion of U.S. Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “—Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service (the “IRS”) to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or
(y) a ruling directed to the Trustee received from the IRS to the same effect as the aforementioned Opinion of Counsel; and
(b) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940;
(3)	neither the Company nor any Significant Group Member will be an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of the deposit or at any time during the period ending on the 92nd day after the date of the deposit;
(4)	immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, will have occurred and be continuing on the date of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound;
(5)	if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge; and
(6)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the defeasance contemplated by this “Defeasance and Discharge” provision have been complied with.

     Defeasance of Certain Covenants and Certain Events of Default.    The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (4) under “—Amalgamation, Consolidation, Merger and Sale of Assets” and all the covenants described herein under “—Covenants,” the provisions described above under “—Mandatory Redemption upon Certain Events,” clauses (3) and (5) under “—Events of Default” with respect to such clause (4) under “—Amalgamation, Consolidation, Merger and Sale of Assets” and such covenants and clauses (4), (6), (7), (9) and (10) under “—Events of Default” will be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity (including any date fixed for redemption) of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (2)(b), (3), (4), (5), and (6) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of U.S. Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred. There can be no assurance that defeasance and discharge of the Notes or defeasance of certain covenants and certain Events of Default will not have adverse tax consequences with respect to holders subject to the laws of jurisdictions other than the United States.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Company, the Guarantor and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,
(1)	change the Stated Maturity of the principal of, or any installment of interest on, any Note;
(2)	reduce the principal of, or premium, if any, or interest on, any Note;
(3)	change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;
(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;
(5)	reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture;
(6)	waive a default in the payment of principal of, premium, if any, or interest on the Notes;
(7)	impair the right to institute suit for the enforcement of any payment with respect to the Notes;
(8)	make any change that would result in the Company being required to make any deduction or withholding from payment made in respect of the Notes;
(9)	make any change to the Indenture or the Notes that would adversely affect the rights of Holders to receive Additional Amounts as described under “—Additional Amounts”;
(10)	release the Guarantor from any of its obligations under the TIWC Guarantee or the Indenture, except in accordance with the terms of the Indenture;
(11)	modify any of the provisions of this paragraph, except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

(12)	reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     Without the consent of any Holder, the Company, the Guarantor and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency in the Indenture, to comply with the provisions of the Indenture applicable to amalgamations, mergers, consolidations and transfers of all or substantially all of the assets of the Company, to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company or the Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or the Guarantor in the Indenture, to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee or to make any change that, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, does not adversely affect the rights of any Holder in any material respect.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, will be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     “Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Group Member or assumed in connection with an Asset Acquisition by a Restricted Group Member and, in either case, not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Group Member or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Group Member or such Asset Acquisition shall not be Acquired Indebtedness.

     “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Group Members for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1)	the net income (or loss) of any Unrestricted Subsidiary or Unrestricted Affiliate, except
	(a)	with respect to net income, to the extent of the amount of dividends or distributions actually paid to the Company or any Restricted Group Member by such Unrestricted Subsidiary or Unrestricted Affiliate during such period; and
	(b)	with respect to net losses, to the extent of the amount of cash contributed by the Company or any Restricted Group Member to such Unrestricted Subsidiary or Unrestricted Affiliate during such Period;
(2)	solely for the purposes of calculating Cumulative EBITDA for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (c)(w)(l) of the first paragraph of the “Limitation on Restricted

Payments” covenant described above (and in such case, except to the extent includable pursuant to clause (1) above),
(a) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Group Member or is merged into or consolidated with the Company or any Restricted Group Member or all or substantially all of the property and assets of such Person are acquired by the Company or any Restricted Group Member; and
(b) the net income of any Restricted Group Member to the extent that the declaration or payment of dividends or similar distributions by such Restricted Group Member of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Group Member;
(3)	any gains or losses (on an after-tax basis) attributable to Asset Sales;
(4)	except for purposes of calculating the amount of Cumulative EBITDA for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (c)(w)(l) of the first paragraph of the “—Limitation on Restricted Payments” covenant described above, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Group Member owned by Persons other than the Company and any Restricted Group Member;
(5)	all extraordinary gains and extraordinary losses; and
(6)	to the extent not otherwise excluded in accordance with GAAP, the net income (or loss) of any Restricted Group Member in an amount that corresponds to the percentage ownership interest in the income of such Restricted Group Member not owned on the last day of such period, directly or indirectly, by the Company.

“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Restricted Group Members (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom
(1)	all current liabilities of the Company and its Restricted Group Members (excluding intercompany items); and
(2)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles other than radio frequency licenses, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Group Members, prepared in conformity with GAAP and filed with the SEC pursuant to the “Commission Reports and Reports to Holders” covenant described above;
provided that Adjusted Consolidated Net Tangible Assets shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount that corresponds to the percentage ownership interest in the assets of each Restricted Group Member not owned on the date of determination, directly or indirectly, by the Company.

      “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means
(1)	an Investment by the Company or any Restricted Group Member in any other Person pursuant to which such Person shall become a Restricted Group Member or shall be merged into or consolidated with the Company or any Restricted Group Member; provided that such Person’s primary business is related, ancillary or complementary to the business of the Company and its Restricted Group Members on the date of such investment; or
(2)	an acquisition by the Company or any Restricted Group Member of the property and assets of any Person other than the Company or any Restricted Group Member that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Group Members on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by the Company or any Restricted Group Member (other than to the Company or another Restricted Group Member) of
(1)	all or substantially all of the Capital Stock of any Restricted Group Member or
(2)	all or substantially all of the assets that constitute a division or line of business of the Company or any Restricted Group Member.

     “Asset Sale” means any sale, transfer or other disposition (including by way of an amalgamation, merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any Restricted Group Member to any Person other than the Company or any Restricted Group Member of

(1)	or any of the Capital Stock of any Restricted Group Member,

(2)	all or substantially all of the property and assets of an operating unit or business of the Company or any Restricted Group Member or

(3)	any other property and assets of the Company or any Restricted Group Member outside the ordinary course of business of the Company or such Restricted Group Member and, in the case of any of the foregoing clauses (1) through (3), that is not governed by the provisions of the Indenture applicable to amalgamations, mergers, consolidations and sales of assets of the Company;

provided that “Asset Sale” shall not include

(a)	sales or other dispositions of inventory, receivables and other current assets,

(b)	sales or other dispositions of assets for consideration at least equal to the Fair Market Value of the assets sold or disposed of, provided that the consideration received would satisfy clause (1)(b) of the second sentence of the first paragraph of the “—Limitation on Asset Sales” covenant,

(c)	sales or other dispositions of obsolete equipment or other property that, in the sole determination of the Board of Directors, is no longer suitable for use in connection with the business of the Company or any Restricted Group Member, as the case may be,

(d)	sales or other dispositions of the Capital Stock of an Unrestricted Subsidiary or an Unrestricted Affiliate,

(e)	sales or other distributions of assets with a Fair Market Value (as certified in an officers’ certificate) not in excess of $1 million; or

(f)	Investments to the extent permitted by the “—Limitation on Restricted Payments” covenant described above, and provided, further, that in no event shall the issuance of Capital Stock of ClearWave pursuant to Equity Rights outstanding on the Issue Date (whether or not convertible or exercisable prior to the Stated Maturity of the Notes) be deemed to constitute an Asset Sale.

     “Attributable Debt” in respect of a sale-leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended).

      “Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing

(1)	the sum of the products of

	(a)	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and

	(b)	the amount of such principal payment by

(2)	the sum of all such principal payments.

      “Bank Borrowings” means no more than $83.5 million of principal outstanding borrowings, plus any interest, fees and other similar payments due under the Senior Credit Facility, less any amount of principal, interest or other amounts repaid under the Senior Credit Facility after the Issue Date.

     “Bankruptcy Law” means the Bankruptcy and Insolvency Act, the Companies’ Creditors Arrangement Act (Canada) or any other Canadian federal or provincial law or the law of any other jurisdiction (including, without limitation, the United States) relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors; provided however that the Canada Business Corporations Act shall not be considered a Bankruptcy Law, to the extent that its provisions are relied upon by the Company as a solvent entity (as defined therein) for the purpose of implementing an arrangement between holders of its equity and equity-like securities, including its subordinate voting shares, multiple voting shares, units, employee stock options, 7% convertible debentures and 7.75% convertible debentures, which arrangement would not otherwise contravene any provisions of the Indenture.

     “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors.

     “Brazilian A-Band Companies” means TIW Latin America, TPSA do Brasil and Telpart, individually or collectively.

      “Brazilian A-Band Sale” means any sale by the Company of its Brazilian A-Band Operations, including its direct and indirect interests in any of the Brazilian A-Band Companies.

     “Brazilian A-Band Operations” means the cellular operations of the Company in Brazil conducted through operating companies held by Telemig Celular Participações S.A. and Tele Norte Participações S.A.

     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Issue Date, including, without limitation, all Common Stock and Preferred Stock.

     “Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and “Capitalized Lease Obligations” means the discounted present value of the rental obligations under such lease.

     “ClearWave” means ClearWave N.V., a corporation governed by the laws of the Netherlands.

     “ClearWave Pledge” means the pledge of all outstanding Capital Stock of ClearWave owned directly or indirectly by the Company pursuant to the ClearWave Pledge Agreement.

     “ClearWave Pledge Agreement” means the agreement between the Guarantor and the Trustee, to be executed in accordance with the Escrow Agreement dated September 18, 2001, between the Guarantor and the Trustee as Escrow Agent.

     “ClearWave Sale” means any sale by the Company of its direct or indirect interests in ClearWave; provided that in no event shall the issuance of Capital Stock of ClearWave pursuant to Equity Rights outstanding on the Issue Date (whether or not convertible or exercisable prior to the Stated Maturity of the Notes) be deemed to be a ClearWave Sale.

     “Consolidated EBITDA” means, for any period, the sum of the amounts for such period of

(1)	Adjusted Consolidated Net Income,

(2)	Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income,

(3)	income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),

(4)	depreciation expenses as determined in conformity with GAAP, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income,

(5)	amortization expense as determined in conformity with GAAP, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income and

(6)	all other non-cash items to the extent reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items to the extent increasing Adjusted Consolidated Net Income, as determined in conformity with GAAP.

     “Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and interest in respect of any Indebtedness that is Guaranteed or secured by the Company or any Restricted Group Member) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Group Members during such period; excluding, however,

(1)	any amount of such interest of any Restricted Group Member if the net income of such Restricted Group Member is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2)(b) or (6) of the definition thereof (but only in the same proportion as the net income of such Restricted Group Member is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2)(b) or (6) of the definition thereof) and

(2)	any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined (without taking into account Unrestricted Subsidiaries or Unrestricted Affiliates) in conformity with GAAP.

“Consolidated Leverage Ratio” means, on any Transaction Date, the ratio of

(1)	the aggregate amount (determined as set forth in the definition of “Indebtedness”) of Indebtedness of the Company and its Restricted Group Members as at such Transaction Date to

(2)	the aggregate amount of Consolidated EBITDA for the latest fiscal quarter for which financial statements of the Company are available (such fiscal quarter being the “One Quarter Period”), multiplied by four;

provided that

(a)	pro forma effect shall be given to

(x) any Indebtedness Incurred from the beginning of the One Quarter Period through the Transaction Date (the “Reference Period”), to the extent such Indebtedness is outstanding on the Transaction Date and

(y) any Indebtedness that was outstanding during such Reference Period but that is not outstanding or is to be repaid on the Transaction Date;

(b)	pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period, as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(c)	pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Group Member or has been merged with or into the Company or any Restricted Group Member during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Group Member as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (b) or (c) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the full fiscal quarter immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available, multiplied by four.

     “Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Group Members (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries or Unrestricted Affiliates), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any Restricted Group Member, each item to be determined in conformity with GAAP.

     “Consolidated Paid-In Capital” means, for the Company, the amount of Net Cash Proceeds received by the Company or the Guarantor since June 1, 1992, from contributions of capital or the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company or a Restricted Affiliate to the extent such Net Cash Proceeds have not been used pursuant to clause (c)(y) of the first paragraph of the “—Limitation on Restricted Payments” covenant to make a Restricted Payment.

     “Contributed Property” means, with respect to the Company, property other than cash received by the Company since the Issue Date from contributions of capital or the issuance and sale of its Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of the Company or a Restricted Affiliate.

     “Cumulative EBITDA” means at any date of determination the cumulative Consolidated EBITDA of the Company and the Restricted Group Members from and after the last day of the fiscal quarter of the Company immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative Consolidated EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative Consolidated EBITDA is less than zero.

     “Cumulative Interest Expense” means at any date of determination the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by the Company and its Restricted Group Member from the last day of the fiscal quarter of the Company immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination.

     “Debt Securities” means any bonds, notes, debentures or other similar instruments (excluding, in any event,

(1)	any vendor credit facilities,

(2)	any Capitalized Lease Obligation and

(3)	any notes, bankers’ acceptances or other instruments evidencing commercial loans made by, and bills of exchange drawn on, banks or other financial lending institutions)

issued by the Company or by any Restricted Group Member (including by means of any Guarantee of the Company or of any Restricted Group Member of securities of another person), whether in a public offering or private placement.

      “Default” means anyevent that is, or after notice or passage of time or both would be, an Event of Default.

     “Distributions” shall mean cash dividends or other distributions and repayments of intercompany indebtedness; provided that Distributions shall not be deemed to include payments to the Company or any Subsidiary of the Company for services rendered under customary services agreements or arrangements providing for reimbursement of costs incurred plus a reasonable profit factor, except to the extent that the profit factor results in payments in excess of $5 million in any fiscal year.

     “Dolphin Group” means, TIWC Europe B.V., a corporation governed by the laws of the Netherlands and its Subsidiaries and controlled Affiliates, including, without limitation, Dolphin Telecom plc, a corporation organized under the laws of England and Wales.

     “Equity Rights” means convertible securities, options, warrants or other rights to purchase or otherwise acquire Capital Stock of ClearWave that are convertible or exercisable prior to the Stated Maturity of the Notes.

     “Escrow Agent” means the Trustee in its capacity as escrow agent under the Escrow Agreement.

     “Escrow Agreement” means the agreement dated the date September 18, 2001, between the Guarantor and the Trustee as Escrow Agent, providing for the execution of the ClearWave Pledge Agreement at the earlier of

(1)	the permanent repayment in full of the Senior Credit Facility, and

(2)	October 2, 2002.

     “Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided, that for purposes of clause (b)(y) of the first paragraph of the “—Limitation on Indebtedness” covenant described above,

(a)	the Fair Market Value of any security registered under the Exchange Act or on the Toronto Stock Exchange shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the capital contribution or sale of Capital Stock and

(b)	in the event the aggregate Fair Market Value of any other property received by the Company exceeds $10 million, the Fair Market Value of such property shall be determined by an investment banking firm nationally recognized in Canada or the United States and set forth in their written opinion which shall be delivered to the Trustee.

      “Fully-Diluted Equity Interest” means the Capital Stock of ClearWave held directly and indirectly by the Company divided by the aggregate outstanding Capital Stock of ClearWave after giving pro forma effect to the issuance of all shares of Capital Stock of ClearWave issuable pursuant to

(a)	Equity Rights held by the Telesystem Group,

(b)	Equity Rights held by any other shareholders of ClearWave and

(c)	any other transactions with the Telesystem Group.

      “GAAP” means generally accepted accounting principles, consistently applied, which are in effect in Canada on the Issue Date. Except as specifically provided, all ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis as in effect on the Issue Date.

     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of such Person’s business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

     “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Indebtedness by reason of a Person becoming a Restricted Group Member; provided that neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness shall be considered an Incurrence of Indebtedness.

     “Indebtedness” means, with respect to any Person at any date of determination (without duplication),

(1)	all Indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations including reimbursement obligations) with respect to

(a) letters of credit (including trade letters of credit) securing obligations (other than obligations described in clauses (1) or (2) above or clauses (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement and

(b) letters of credit secured by cash collateral, to the extent secured thereby);

(4)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)	all obligations of such Person as lessee under Capitalized Leases;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of

(a) the Fair Market Value of such asset at such date of determination and

(b) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)	Preferred Stock of any Restricted Group Member and Redeemable Stock of the Company; and

(9)	to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that

(a)	the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP;

(b)	the amount of Indebtedness at any time of any Restricted Group Member shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of determination, directly or indirectly, by the Company; and

(c)	Indebtedness shall not include any liability for federal, state, local or other taxes.

     “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Group Members) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include

(1)	the designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary;

(2)	the designation of a Restricted Affiliate as an Unrestricted Affiliate; and

(3)	the Fair Market Value of the Capital Stock (or any other Investment), held by the Company or any Restricted Group Member, of (or in) any Person that has ceased to be a Restricted Group Member, including without limitation, by reason of any transaction permitted by clause (3) of the “—Limitation on the Issuance and Sale of

Capital Stock of Restricted Group Members” covenant or an Investment ceasing to be a Permitted Investment pursuant to clause (2)(b) of the definition of “Permitted Investment”;

provided that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Group Member shall not exceed

(a)	the value of the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less

(b)	the net reduction of such Investments.

For purposes of the definition of “Unrestricted Affiliate” and “Unrestricted Subsidiary” and the “—Limitation on Restricted Payments” covenant described above,

(1)	“Investment” shall include the Fair Market Value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Restricted Group Member at the time that such Restricted Group Member is designated an Unrestricted Subsidiary or Unrestricted Affiliate;

(2)	the Fair Market Value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary or Unrestricted Affiliate at the time that such Unrestricted Subsidiary or Unrestricted Affiliate is designated a Restricted Subsidiary or Restricted Affiliate shall be considered a reduction in outstanding Investments; and

(3)	any property transferred to or from an Unrestricted Subsidiary or Unrestricted Affiliate shall be valued at its Fair Market Value at the time of such transfer;

provided that the amount of any Investment made by a Restricted Group Member shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of determination, directly or indirectly, by the Company.

      “Involuntary Event” has the meaning specified in the definition of “Permitted Investments.”

     “Issue Date” means the date on which the Notes were originally issued under the Indenture.

     “Lien” means any mortgage, hypothec, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest); provided, that

(1)	the amount of assets of a Restricted Group Member subject to a Lien shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of determination, directly or indirectly, by the Company and

(2)	in no event shall an operating lease be deemed to constitute a Lien.

     “Liquid Capital Stock” means Capital Stock received by the Company or any Restricted Group Member that is

(1)	listed on any of the New York Stock Exchange, the Nasdaq National Market, the Toronto Stock Exchange or the London Stock Exchange,

(2)	freely tradable,

(3)	issued by an issuer whose market capitalization equals or exceeds $1 billion and

(4)	promptly (and in no event later than 90 days after the date of such transfer) converted into cash.

     “Minority Owned Affiliate,” of any specified Person, means any other Person in which an Investment in the Capital Stock of such Person has been made by such specified Person other than a direct or indirect Subsidiary of such specified Person.

     “Moody’s” means Moody’s Investors Service, Inc. and its successors.

     “Net Cash Proceeds” means,

(1)	with respect to any Asset Sale or Specified Sale, as the case may be, the proceeds of such Asset Sale or Specified Sale, as the case may be, in the form of cash, cash equivalents or Liquid Capital Stock, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Group Member) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

	(a)	brokerage commissions and other fees and expenses (including fees and expenses of counsel, financial advisors and accountants) related to such Asset Sale or Specified Sale, as the case may be,

(b)	provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale or Specified Sale, as the case may be, without regard to the consolidated results of operations of the Company and its Restricted Group Members, taken as a whole,

(c)	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale or Specified Sale, as the case may be, that either

(x) is secured by a Lien on the property or assets sold or

(y) is required to be paid as a result of such sale and

(d)	appropriate amounts to be provided by the Company or any Restricted Group Member as a reserve against any liabilities associated with such Asset Sale or Specified Sale, as the case may be, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Specified Sale, as the case may be, all as determined in conformity with GAAP;

provided that with respect to any Asset Sale or Specified Sale by a Restricted Group Member, Net Cash Proceeds shall be reduced by an amount that corresponds to the percentage ownership interest in the assets of such Restricted Group Member not owned on the date of such Asset Sale, directly or indirectly, by the Company; and

(2)	with respect to any capital contribution or issuance or sale of Capital Stock, the proceeds of such capital contribution or issuance or sale in the form of cash or cash equivalents, including

	(a)	payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Group Member);

	(b)	proceeds of any loans made in cases where Capital Stock is received by the lender; and

	(c)	proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such capital contribution or issuance or sale and net of taxes paid or payable as a result thereof.

     “Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1)	the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment (if applicable, on a pro rata basis);

(2)	the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3)	that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)	that Holders electing to have an Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note (or an equivalent form) completed to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7)	that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered;

provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. On the Payment Date, the Company shall

(1)	accept for payment (if applicable, on a pro rata basis) Notes or portions thereof tendered pursuant to an Offer to Purchase;

(2)	deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

(3)	deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company.

The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. The Company will publicly announce the results of an

Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

“Permitted Holders” means

(1)	Telesystem and

(2)	Rogers Communications Inc.

and in each case, their Subsidiaries and controlled Affiliates.

     “Permitted Investment” means

(1)	an Investment in the Company or a Restricted Subsidiary of the Company or a Person which will, upon the making of such Investment, become a Restricted Subsidiary of the Company or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company; provided that such Person’s primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment;

(2)	an Investment by the Company or a Restricted Group Member in a Restricted Affiliate or a Person which will, upon the making of such Investment, become a Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, a Restricted Affiliate; provided that

(a) such Person’s primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Group Members on the date of such Investment; and

(b) any such Investment shall cease to be a Permitted Investment in the event such Restricted Affiliate shall cease to be a Restricted Affiliate or shall cease to observe any of the provisions of the covenants that are applicable to such Restricted Affiliate; provided that in the event such Restricted Affiliate ceases to be a Restricted Affiliate or such Restricted Affiliate ceases to observe any of the provisions of the covenants applicable to it solely as a result of circumstances, developments or conditions beyond the control of the Company (such failure to be a Restricted Affiliate or failure to observe a covenant as a result of any such circumstance, development or condition, being an “Involuntary Event”) any such Investment previously made in such Restricted Affiliate will not cease to be a Permitted Investment unless such Involuntary Event continues for 90 days;

(3)	an Investment by a Restricted Affiliate in a Restricted Subsidiary of such Restricted Affiliate or a Person which will, upon the making of such Investment, become a Restricted Subsidiary of such Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, such Restricted Affiliate or a Restricted Subsidiary of such Restricted Affiliate;

(4)	Temporary Cash Investments and Liquid Capital Stock received in connection with an Asset Sale or Specified Sale;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(6)	stock, obligations or securities received in satisfaction of judgments or as part of or in connection with bankruptcy, winding up, liquidation or reorganization of a Person or as a result of foreclosure, perfection or enforcement of any Lien, except if such stock, obligations or securities are received in consideration for an Investment made in such Person in connection with or anticipation of such bankruptcy, winding up or liquidation;

(7)	an Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale or Specified Sale as permitted pursuant to the covenant described above under “—Limitation on Asset Sales”; and

(8)	other Investments in Persons primarily engaged in Related Business, in an aggregate cumulative amount not to exceed $40 million.

     “Preferred Stock,” as applied to the Capital Stock of any Person, shall mean Capital Stock of such Person of any class or classes (however designated) that

(1)	ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person and

(2)	is not Voting Stock.

The amount of any Preferred Stock shall be the highest of at the time of determination

(1)	the liquidation value thereof,

(2)	the maximum fixed redemption price thereof and

(3)	the maximum fixed repurchase price hereof.

     “Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is

(1)	required to be redeemed prior to the Stated Maturity of the Notes;

(2)	redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes;

provided, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “—Limitation on Asset Sales” and “—Repurchase of Notes Upon a Change of Control” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase or redemption of such Notes as are required to be repurchased or redeemed pursuant to the “—Limitation on Asset Sales” and “—Repurchase of Notes Upon a Change of Control” covenants described above.

      “Related Business” means any business in which the Company or its Restricted Group Members are engaged, directly or indirectly, that consists primarily of, or are related to, operating, acquiring, developing and constructing any telecommunications services and related businesses.

     “Restricted Affiliate” means any direct or indirect Minority Owned Affiliate of the Company or a Restricted Subsidiary of the Company that has been designated by the Board of Directors as a Restricted Affiliate based on a determination by the Board of Directors that the Company has, directly or indirectly, the requisite control over such Minority Owned Affiliate to prevent it from Incurring Indebtedness, or taking any other action at any time, in contravention of any of the provisions of the Indenture that are applicable to Restricted Affiliates; provided that immediately after giving effect to such designation

(1)	the Liens and Indebtedness of such Minority Owned Affiliate outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture;

(2)	no Default or Event of Default shall have occurred and be continuing; and

(3)	in no event may any member of the Dolphin Group be designated as a Restricted Affiliate.

The Company will be required to deliver an Officers’ Certificate to the Trustee upon designating any Minority Owned Affiliate as a Restricted Affiliate. As of the Issue Date, every Minority Owned Affiliate of the Company or of any Restricted Subsidiary of the Company is a Restricted Affiliate except for Hexacom India Limited, w-Aura Participações S.A. and Argo II – The Wireless Internet Fund – Limited Partnership and any Minority Owned Affiliate in the Dolphin Group.

      “Restricted Group Members” means collectively, each Restricted Subsidiary of the Company, each Restricted Affiliate and each Restricted Subsidiary of a Restricted Affiliate.

     “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

     “Senior Credit Facility” means the credit facility providing for the Bank Borrowings, governed by an Amended and Restated Credit Agreement dated July 3, 2001, among the Company, Telesystem (Antilles) Corporation N.V. and the Guarantor, secured by perfected first priority liens on all property of the Company, the capital stock of Telesystem (Antilles) Corporation, the Guarantor, TIW Latin America, TPSA do Brasil and ClearWave and certain other assets, and any refinancing or refunding of such Senior Credit Facility, as the case may be, in an amount not to exceed the outstanding Bank Borrowings immediately prior to such refinancing or refunding (plus premiums, accrued interest, fees and expenses).

     “Significant Group Member” means, at any date of determination, any Restricted Group Member that, together with its Restricted Subsidiaries and Restricted Affiliates,

(1)	for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Group Members or

(2)	as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Group Members,

all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

      “S&P” means Standard & Poor’s, a division of the McGraw Hill companies, and its successors.

     “Specified Sale” means a Brazilian A-Band Sale or a ClearWave Sale.

     “Stated Maturity” means,

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable

      “Subordinated Indebtedness” means any Indebtedness of the Company or any Restricted Group Member which is expressly subordinated in right of payment in any other manner to any other Indebtedness of the Company or such Restricted Group Member, as the case may be.

     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     “Telesystem” means Telesystem Ltd., a Canadian corporation.

     “Telesystem Group” means, collectively,

(1)	Telesystem,

(2)	Telesystem’s Subsidiaries,

(3)	Telesystem’s officers, directors and controlling shareholders,

(4)	any Persons known by the Company to be Affiliates of any of the foregoing, and

(5)	Telesystem’s successors by merger or amalgamation,

in each case so long as the Telesystem Group is the beneficial owner of or has the right to acquire 10% or more of any class of the Company’s Capital Stock, excluding in any case Caisse de Depot et Placements du Quebec and its Subsidiaries and controlled Affiliates (other than Telesystem and Telesystem’s Subsidiaries and controlled Affiliates) so long as such entities do not control any other member of the Telesystem Group.

“Telpart” means Telpart Participações S.A., a Brazilian corporation.

“Temporary Cash Investment” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or Canada or any agency thereof or obligations guaranteed by the United States of America or any agency thereof or Canada or any Province rated at least “R-1” by the Dominion Bond Rating Services Limited or agency thereof with a term of not more than one year,

(2)	investments in time deposit accounts, certificates of deposit, money-market deposits, bankers acceptances and obligations maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, Canada or any country recognized by the United States or Canada, and which bank or trust company has, or the obligation of which bank or trust company is guaranteed by a bank or trust company which has, capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act) or by Dominion Bond Rating Service or Canadian Bond Rating Service or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor,

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

(4)	investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, Canada or any foreign country recognized by the United States of America and Canada with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P’s or at least “R-1” by the Dominion Bond Rating Service or Canadian Bond Rating Service (in the case of a Canadian issuer) and

(5)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, province or territory of the United States of America or Canada, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P’s or “A” by Moody’s or at least “R-1” by the Dominion Bond Rating Services Limited (in the case of a Canadian issuer).

     “TIW Latin America” means Telesystem International Wireless (Latin America) Inc., a Barbados corporation.

     “TIW Latin America Pledge” means the pledge of all outstanding shares of TIW Latin America pursuant to the TIW Latin America Pledge Agreement.

     “TIW Latin America Pledge Agreement” means the pledge agreement dated September 18, 2001, between the Guarantor and the Trustee.

     “TIWC Guarantee” means the Guarantee of the Notes by the Guarantor, secured by the TIW Latin America Pledge and, when created under the ClearWave Pledge Agreement, the ClearWave Pledge.

     “TPSA do Brasil” means TPSA do Brasil Ltda., a Brazilian corporation.

     “Trade Payables” means, with respect to any Person, any accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     “Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Company or any Restricted Group Member, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     “Unrestricted Affiliate” means any Minority Owned Affiliate of the Company other than a Restricted Affiliate. The Board of Directors may designate any Restricted Affiliate to be an Unrestricted Affiliate unless such Minority Owned Affiliate owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Group Member, and except that in no event may any one or more of ClearWave (and its Subsidiaries), TIW Latin America and TPSA do Brasil be designated as an Unrestricted Affiliate; provided that

(1)	any Guarantee by the Company or any Restricted Group Member of any Indebtedness of the Minority Owned Affiliate being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Group Member (or both, if applicable) at the time of such designation;

(2)	either

(a) the Minority Owned Affiliate to be so designated has total assets of $1,000 or less or

(b) if such Minority Owned Affiliate has assets greater than $1,000, such designation would be permitted under the “—Limitation on Restricted Payments” covenant described above and

(3)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “—Limitation on Indebtedness” and “—Limitation on Restricted Payments” covenants described above.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. As of the Issue Date, the only Unrestricted Affiliates of the Company are Hexacom India Limited, w-Aura Participações S.A. and Argo II – The Wireless Internet Fund – Limited Partnership and any Minority Owned Affiliate in the Dolphin Group.

     “Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company or a Restricted Affiliate that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Group Member, and except that in no event may any of the Guarantor, ClearWave (and its Subsidiaries), TIW Latin America and TPSA do Brasil be designated as an Unrestricted Subsidiary; provided that

(a)	any Guarantee by the Company or any Restricted Group Member of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Group Member (or both, if applicable) at the time of such designation;

(b)	either

(x)	the Subsidiary to be so designated has total assets of $1,000 or less or

(y)	if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “—Limitation on Restricted Payments” covenant described above and

(c)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) of this proviso would be permitted under the “—Limitation on Indebtedness” and “—Limitation on Restricted Payments” covenants described above.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation

(x)	the Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture; and

(y)	no default or Event of Default shall have occurred and be continuing;

and provided further, that in no event may any member of the Dolphin Group be designated as a Restricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. As of the Issue Date, the only Unrestricted Subsidiaries of the Company are the members of the Dolphin Group.

      “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily havingthe power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) held by such Person or one or more Wholly Owned Subsidiaries of such Person.

Additional Information

     You may obtain a copy of the Indenture and registration rights agreement without charge from the Secretary of the Company at 1000 de la Gauchetière Street West, 16th floor, Montreal, Quebec, Canada, H3B 4W5 (telephone: (514) 673-8497).

MARKET PRICES OF THE NOTES

     In general, there has been limited trading of the notes and such trading has taken place primarily in the over-the-counter market. Prices and trading volumes of the notes in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the notes, may differ from actual trading prices and should be viewed as approximations. You are urged to contact your broker with respect to current information regarding the notes.

INCOME TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

     The following describes the material U.S. federal income tax consequences of an investment in notes by U.S. holders who hold such instruments as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to in this section as the Code. Insofar as it relates to matters of law and legal conclusions, the following discussion constitutes the opinion of Pillsbury Winthrop LLP, special United States counsel to the Company.

     The discussion below does not address the consequences of an investment in notes to any particular U.S. holder or persons who may be subject to special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, individual retirement accounts and other tax-deferred accounts, financial institutions, broker-dealers, individuals subject to Section 877 of the Code, U.S. persons whose functional currency is not the U.S. dollar, U.S. holders that will hold a note as a position in a straddle, hedge, constructive sale transaction or conversion transaction or persons who mark-to-market their securities).

     For purposes of this discussion, the term U.S. holder means a beneficial owner of a note that is, for U.S. federal income tax purposes:

(1)	a citizen or individual resident of the United States;

(2)	a corporation created or organized in or under the laws of the United States or any political subdivision thereof; or

(3)	an estate or trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership holds notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

     This summary is based on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein. This discussion is not binding on the Internal Revenue Service or the courts. No ruling has been sought or will be sought from the IRS with respect to the positions and issues discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of an investment in notes or that any such position would not be sustained. This summary does not discuss tax consequences under state, local or foreign tax laws. Holders of notes should consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

     The notes bear original issue discount for U.S. federal income tax purposes. Accordingly, each U.S. holder generally will be required to include original issue discount in income as it accrues under a constant yield method in advance of cash payments attributable to such income, regardless of whether the U.S. holder is a cash or accrual basis taxpayer.

     As of any date, the amount of original issue discount that must be taken into income by a U.S. holder over the remaining term of a note (unadjusted by market discount or acquisition premium, as discussed below) is the excess of the note’s stated redemption price at maturity over its adjusted issue price (which reflects the accrual of original issue discount) on that date. At the time the Underlying Notes were issued, we took the position that the issue price of the Underlying Notes was their face amount. The adjusted issue price of the Underlying Notes and the Additional Notes is affected by the issuance of Additional Notes. Generally, the issuance of Additional Notes is not treated as a payment in respect of the notes; rather, on the issue date of any Additional Note, the aggregate adjusted issue price of notes outstanding on that date is reallocated among the outstanding notes and the newly issued Additional Notes. Consequently, the adjusted issue price of newly issued Additional Notes is an allocable portion of the adjusted issue price of the then outstanding notes. The stated redemption price at maturity of the notes includes all cash payments, including stated interest, due under the notes at or before their stated maturity. See also “Occurrence of Certain Contingencies” below. U.S. holders should consult their own tax advisors as to the adjusted issue prices and stated redemption prices at maturity of their notes.

Effect of Certain Company Options and Obligations on Computing Original Issue Discount

     The timing and amount of payments on the notes are subject to various contingencies that could affect the yield and maturity of the notes for U.S. federal income tax purposes and the resulting original issue discount includible by a U.S. holder. See “Description of the Notes.” At the time the Underlying Notes were issued, we took the position, based on applicable Treasury regulations, that such contingencies should not be taken into consideration in determining the amount of original issue discount on the Underlying Notes as of their original issue date. This position was based on the conclusions that:

(1)	the contingent requirement to issue additional notes on December 30, 2002 and June 30, 2003 did not have as a principal purpose the avoidance of the original issue discount provisions of the Code, and

(2)	in any other case, the likelihood, as of the date on which the Underlying Notes were issued, of the particular contingency occurring was remote and that it was significantly more likely than not that we would not be required to make the payments that would be required if the contingencies did in fact occur.

However, it is possible that the IRS could successfully assert that either or both of the foregoing conclusions is incorrect, in which case, the treatment of a U.S. holder would differ from that described above and, in particular, the amount of original issue discount that a U.S. holder would be required to include in income in respect of the notes would be increased. In addition, if a contingency with respect to a note actually occurs, contrary to the assumption made, then, solely for purposes of computing the yield and maturity of the notes, the notes would be treated as retired and then reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on that date. U.S. holders should consult their own tax advisors as to the consequences in the event that our conclusions on which our position is based are incorrect or that any of the relevant contingencies in fact occurs.

Occurrence of Certain Contingencies

     Notwithstanding our position described in the previous paragraph that certain contingencies should not be taken into account in determining the amount of original issue discount on the notes, certain of those contingencies in fact have occurred. We paid interest on outstanding notes due on the December 30, 2001 and June 30, 2002 interest payment dates in Additional Notes in lieu of cash, and we issued Additional Notes on December 30, 2002. Further, additional interest accrued on outstanding notes during periods beginning on March 18, 2002, April 22, 2002 and July 6, 2002 due to provisions of the Registration Rights Agreement. As a result, notes outstanding on each of those dates generally will be treated, solely for purposes of determining the amount of original issue discount on those notes, as having been retired and reissued on each of those dates for an amount equal to their adjusted issue prices on those dates, taking into account the changed circumstances. U.S. holders should consult their own tax advisors as to the consequences of the occurrences of those contingencies.

Market Discount

     The timing of income on, or the character of income from the disposition of, the notes may be affected by the “market discount” provisions of the Code. For this purpose, subject to a de minimis exception, the market discount on a note will generally be equal to the amount, if any, by which the revised issue price of the note immediately after acquisition exceeds the U.S. holder’s tax basis in the note. The revised issue price for a note equals its issue price plus the amount of original issue discount includible in the income of all holders for periods prior to the purchase date (disregarding any deduction for acquisition premium), less any cash payments on the note. Under the market discount rules generally, a U.S. holder will be required to treat as ordinary income any principal payment on, or any gain recognized on the disposition of, an Additional Note to the extent of the accrued market discount that has not previously been included in income. In addition, a U.S. holder may be required to defer, until the maturity date of a note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of a note, unless the U.S. holder elects to accrue on a constant yield method. A U.S. holder may elect to include market discount in income currently as it accrues (under either the ratable or constant yield method), in which case the rules described above regarding ordinary income treatment and deferral of interest deductions will not apply. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Other rules may apply if a U.S. holder has made an election to treat all interest received on the notes under the constant yield method.

Acquisition Premium

     The amount of income on the notes that a U.S. holder must accrue may be affected by the “acquisition premium” provisions of the Code. A U.S. holder who purchases a note for an amount that is greater than its adjusted issue price as of the purchase date and equal to or less than the sum of all amounts payable on the note after the purchase date, will be considered to have purchased such note at an “acquisition premium.” Unless a U.S. holder elects to compute original issue discount accruals by treating the U.S. holder’s purchase price as the issue price, the amount of original issue discount such U.S. holder must include in its gross income with respect to such note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year.

Sale, Exchange and Retirement of Notes

     A U.S. holder’s adjusted tax basis in a note will, in general, equal the purchase price for the note increased by any amounts included in income as original issue discount or market discount and reduced by any cash payments, regardless of whether such payments are denominated as interest or principal. Upon the sale, exchange or retirement of a note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. holder’s adjusted tax basis in the note. Except to the extent of market discount not previously included in income, gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, the note has been held for more than one year. In general, long-term capital gains of individuals are subject to tax at preferential rates. Gain or loss generally will be treated as from sources within the United States. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations.

Foreign Tax Considerations

     For purposes of the U.S. foreign tax credit limitations, interest, including original issue discount and market discount, with respect to the notes will be foreign source income and will generally be passive income, or financial services income in the hands of certain persons engaged in financial businesses. In addition, in the event that we are required to pay additional amounts in respect of Canadian withholding taxes, U.S. holders will be treated as actually receiving any amounts withheld and paid over to the Canadian taxing authorities. Subject to certain limitations, a U.S. holder will generally be entitled to a credit or a deduction in respect of Canadian income taxes that we withhold. U.S. holders should consult their tax advisors as to the consequences of Canadian withholding taxes and the availability of a foreign tax credit or deduction.

Information Reporting and Backup Withholding

     A U.S. holder, other than an exempt recipient, including a corporation and certain other persons who, when required, demonstrate their exempt status, may be subject to backup withholding on, and to information reporting requirements with respect to, payments of principal or interest on, and to proceeds from the sale, exchange or retirement of, notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding may apply. The backup withholding tax is not an additional tax and may be credited against a U.S. holder’s regular U.S. federal income tax liability or refunded by the IRS where applicable.

Non-U.S. Holders

     In general, payments of principal, premium, if any, and interest, including original issue discount and any market discount, on, and gain, including any market discount, from the sale, exchange or retirement of, notes that you hold will not be subject to U.S. federal income tax, unless you have a connection with the United States and certain other conditions are satisfied.

Information Reporting and Backup Withholding Requirements

     You are generally exempt from information reporting and backup withholding requirements provided that you demonstrate your exemption. Any amount withheld under the backup withholding provisions generally will be allowed as a credit or refund against your U.S. federal income tax liability, provided that you furnish the required information to the IRS.

Canadian Income Tax Considerations

     The following is a discussion of the principal Canadian federal income tax considerations generally applicable to a U.S. holder of Covered Notes (a “U.S. Noteholder”) who, for the purposes of the Canadian federal Income Tax Act (the “Income Tax Act”) and the Canada-United States Income Tax Convention (the “Convention”), is resident in the United States and not resident in Canada, deals at arm’s length with the Company, holds the Covered Notes as capital property and does not use or hold and is not deemed to use or hold the Covered Notes in carrying on business in Canada. Insofar as it relates to matters of law and legal conclusions, the following discussion constitutes the opinion of Fasken Martineau DuMoulin LLP, our Canadian legal counsel.

     This discussion is based on the current provisions of the Convention and of the Income Tax Act, the regulations under the Income Tax Act, specific proposals to amend the Income Tax Act or the regulations thereunder announced by the Canadian Minister of Finance prior to the date of this prospectus and counsels’ understanding of the current administrative and assessing practices of the Canada Customs and Revenue Agency (“CCRA”). This discussion does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account income tax laws or considerations of any Province or Territory of Canada or any jurisdiction other than Canada.

     This discussion is general in nature and is not exhaustive of all possible Canadian income tax considerations. Accordingly, U.S. Noteholders should consult with their own tax advisors for advice with respect to their particular circumstances. Special rules, which are not addressed in this discussion, may apply to financial institutions (as defined by the Income Tax Act) and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

     Interest payable on the Covered Notes and on any additional notes, and in certain circumstances accrued interest, will be subject to Canadian withholding tax. If the Company is required to withhold or deduct any amount for or on account of taxes, the Company will pay such additional amounts as may be necessary so that the net amount received by each U.S. Noteholder after such withholding or deduction will not be less than the amount the U.S. Noteholder would have received if such taxes had not been withheld or deducted. See “Description of the Notes—Additional Amounts.” No other tax on income (including taxable capital gains) will be payable under the Income Tax Act by a U.S. Noteholder in respect of the acquisition, holding, redemption or disposition of the Covered Notes, or the receipt or accrual of accreted value, principal amount, interest or premium on the Covered Notes.

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES TO SUCH INVESTOR OF INVESTING IN THE COVERED NOTES.

CANADIAN TRANSFER RESTRICTIONS

     A prospectus has not been filed under the securities laws of any Province or Territory of Canada to qualify the resale of the notes in such jurisdictions. The notes may not be sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the applicable securities laws of any Province or Territory of Canada. Accordingly, any resale of the notes in Canada must be made through an appropriately registered dealer or in accordance with an exemption from the dealer registration requirements of applicable securities laws and, unless applicable hold periods expire, in accordance with, or pursuant to an exemption from, the prospectus requirements of such laws, which vary depending on the Province or Territory. Holders of notes in Canada are advised to consult their own legal advisors prior to any resale of notes.

PLAN OF DISTRIBUTION

     Sales of the Covered Notes offered by this prospectus may be made from time to time by the selling noteholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on a national securities exchange (any of which may involve crosses and block transactions) or other markets on which our notes may be listed at the time of sale, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices or at fixed prices that may be changed. In addition, any Covered Notes covered by this prospectus that qualify for sale pursuant to Section 4(l) of the Securities Act of 1933 or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the Covered Notes covered by this prospectus may be sold in one or more of the following types of transactions:

•	a block trade in which the broker-dealer so engaged will attempt to sell the Covered Notes as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	face-to-face transactions between seller and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling noteholders may arrange for other brokers or dealers to participate in the resales.

     In connection with distributions of the Covered Notes or otherwise, the selling noteholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Covered Notes offered by this prospectus in the course of hedging the positions they assume with the selling noteholders. The selling noteholders may also sell Covered Notes short and deliver the Covered Notes to close out such short positions. The selling noteholders may also enter into options, swaps, derivatives or other transactions with broker-dealers, which require the delivery to the broker-dealer of the Covered Notes offered by this prospectus, which the broker-dealer may resell pursuant to this prospectus. The selling noteholders may also pledge the Covered Notes registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Covered Notes pursuant to this prospectus.

     From time to time the selling noteholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the Covered Notes in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, the selling noteholders may pledge their Covered Notes pursuant to the margin provisions of their customer agreements with their broker-dealers.

     Upon delivery of the Covered Notes or a default by the selling noteholders, the broker-dealer or financial institution may offer and sell the pledged Covered Notes from time to time.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling noteholders in amounts to be negotiated in connection with the resale of the Covered Notes. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Information as to whether underwriters who may be selected by the selling noteholders, or any other broker-dealer, are acting as principal or agent for the selling noteholders, the compensation to be received by underwriters who may be selected by the selling noteholders, or any broker-dealer, acting as principal or agent for the selling noteholders and the compensation to be received by other broker-dealers, if the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the Covered Notes may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the Covered Notes from or through such dealer or broker.

     We have advised the selling noteholders that during such time as they may be engaged in a distribution of the Covered Notes offered by this prospectus, they may be required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With some exceptions, Regulation M precludes the selling noteholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Covered Notes.

     We do not know if the selling noteholders will actually offer or resell any of the Covered Notes covered by this prospectus. As of the date of this prospectus, we are not aware of the selling noteholders entering into any agreements regarding the sale of the Covered Notes being offered by this prospectus.

     Under the indenture governing the notes, notes can only be transferred in amounts of $1,000 or integral multiples thereof. Therefore, any holder of Covered Notes in a denomination of less than $1,000 which intends to sell its Covered Notes will need to aggregate its interest with other notes in order to sell its Covered Notes.

CURRENCY OF PRESENTATION AND INDUSTRY INFORMATION

     All references herein to “dollars” and “$” refer to the lawful currency of the United States of America, unless otherwise expressly stated. All references herein to “Cdn$” refer to the lawful currency of Canada. All references herein to “pound” or “£” refer to the lawful currency of the United Kingdom of Great Britain and Northern Ireland; all references herein to“euro” or “e ” refer to the lawful single currency of the European Monetary Union; all references herein to “Reals” or “R$” refer to the lawful currency of Brazil; all references herein to “Leu” refer to the lawful currency of Romania; and all references herein to “Koruna” refer to the lawful currency of the Czech Republic.

     Although we present our financial statements in U.S. dollars, all our financial statements and financial information derived therefrom presented herein have been prepared in accordance with Canadian generally accepted accounting principles, which we refer to as Canadian GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. generally accepted accounting principles, which we refer to as U.S. GAAP, see Note 16 to our consolidated financial statements and the unaudited supplemental information as at September 30, 2002 and for the nine months ended September 30, 2002 and September 30, 2001 to reconcile to U.S. GAAP.

     Although the Guarantor presents its financial statements in U.S. dollars, all financial statements and financial information derived therefrom presented herein have been prepared in accordance with Dutch generally accepted accounting principles, which we refer to as Dutch GAAP. For a discussion of the principal differences between Dutch GAAP and U.S. GAAP and between Dutch GAAP and Canadian GAAP, see Note 14 to the consolidated financial statements of the Guarantor to reconcile to U.S. GAAP. For a discussion of the principal differences between Dutch GAAP and U.S. GAAP see Note 8 to the unaudited interim financial statements as at September 30, 2002 of the Guarantor to reconcile to U.S. GAAP.

     Information contained in this document concerning the wireless telecommunications industry, our general expectations concerning this industry and our market positions and market shares are based on estimates we prepared using data from publicly available industry sources as well as from various research analysts’ reports, market research and industry analyses, and on assumptions made, based on our knowledge of this industry, which we believe to be reasonable. We believe, however, that this data is inherently imprecise, although generally indicative of relative market positions and market shares. Industry and company data is approximate and reflects rounding in certain cases.

ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated in Canada, most of our directors and executive officers are residents of Canada, our independent public accountants are non-residents of the United States and a significant portion of our assets and those of such persons are located outside of the United States. Also, the Guarantor is incorporated in The Netherlands, most of its directors and executive officers are residents of The Netherlands or Canada, its independent public accountants are non-residents of the United States, and a significant portion of the assets of the Guarantor and such persons are located outside of the United States. As a result, it may be difficult or impossible for you to effect service of process with in the United States upon us, the Guarantor, the directors and officers of either of us or the independent public accountants or to realize against either of us in the United States upon judgments of courts of the United States predicated upon civil liabilities of us, the Guarantor, the directors and officers of either of us or the independent public accountants under the federal securities laws of the United States or the securities or blue sky laws of any state within the United States. In addition, investors should not assume that courts of Canada or The Netherlands:

•	would enforce judgments of U.S. courts obtained in actions against us, the Guarantor or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or

•	would enforce, in original actions, liabilities against us, the Guarantor or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

     There are no treaties between The Netherlands and the United States on the recognition and enforcement of civil or commercial judgments. In the absence of an applicable treaty or convention providing for the recognition and enforcement of judgments in civil or commercial matters that is binding in The Netherlands, a judgment rendered by a foreign court against the Guarantor or any other person in The Netherlands will not be recognized and enforced by the court of The Netherlands. Consequently, in order to obtain a judgment that is enforceable against the Guarantor or any other person in The Netherlands, it may be necessary to relitigate the matter before the competent court of The Netherlands and to submit the judgment rendered by the foreign court in the course of such proceedings, in which case such Dutch court may give such effect to the foreign judgment as it deems appropriate.

     According to current practice, based upon case law, Dutch courts will generally recognize and render a judgment in accordance with a foreign judgment if certain conditions are met. Nevertheless, there can be no assurance that United States investors will be able to enforce against the Guarantor or any person resident in The Netherlands any judgments in civil and commercial matters, including judgments under the United States federal securities laws or any state securities or blue sky laws.

FORWARD-LOOKING STATEMENTS

     This prospectus includes “forward-looking statements” with in the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this prospectus regarding our and these subsidiaries’ financial positions and operating strategies, may constitute forward-looking statements. Statements that use the words “expect,” “anticipate,” “project” or similar words indicating management’s beliefs with respect to future results are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the our or management’s expectations—cautionary statements—are disclosed in this prospectus in conjunction with the forward-looking statements and elsewhere under “Risk Factors.” You are cautioned not to place undue reliance on these forward-looking statements, which speak as of the date of this prospectus. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements.

EXCHANGE RATE INFORMATION

     The following table sets forth the exchange rates for one U.S. dollar in effect at the end of the periods noted and the average of the exchange rates on the last day of each month during such periods. The exchange rates expressed in Canadian dollars and euros are based on the noon buying rate as reported by the Federal Reserve Bank of New York; the exchange rates expressed in British pounds are based on the rates reported by the Bank of England; the exchange rates expressed in Brazilian Reals are based on the commercial market rate as reported by the Brazilian Central Bank; the exchange rates expressed in Romanian Leu are based on the daily fixing rate as reported by the National Bank of Romania; and the exchange rates expressed in Czech Koruna are based on the daily fixing rate as reported by the Czech National Bank. As of January 20, 2003, such exchange rates were Cdn$1.5355= $1.00; e 1.0660= $1.00; R$3.4103= $1.00; Leu 33.527= $1.00; Czk 29.366= $1.00.

	September 30, 2002		September 30, 2001

	End	Average	End	Average

Canadian Dollar	1.5863	1.5707	1.5797	1.5409
Euro	0.9879	0.9294	0.9099	0.8895
Brazilian Real	3.8949	2.7960	2.6713	2.2980
Romanian Leu	33.055	33.0314	30.4655	28.5998
in thousands
Czech Koruna	30.7692	33.5453	37.1747	38.5292

	2002		2001		2000		1999		1998		1997

	End	Average	End	Average	End	Average	End	Average	End	Average	End	Average

Canadian Dollar	1.5800	1.5702	1.5956	1.5490	1.4995	1.4855	1.4440	1.4852	1.5375	1.4874	1.4288	1.3894
Euro	1.0485	0.9495	1.1235	1.1167	1.0652	1.1132	0.9930	0.9891	0.8519	0.8508	0.9107	0.8937
Brazilian Real	3.5333	2.9983	2.3204	2.3522	1.9554	1.8024	1.8090	1.8129	1.2087	1.1644	1.1164	1.0808
Romanian Leu	33.500	33.156	31.5970	29.0609	25.9260	21.6620	18.2500	15.6210	11.0000	9.0090	80.0700	7.3670
(in thousands)
Czech Koruna	32.141	33.5453	36.2590	38.0380	37.8130	38.5900	36.0000	34.6000	29.9000	32.3000	34.6000	31.7000

Legal Matters

     Pillsbury Winthrop LLP, New York, New York, has passed upon the legality of the notes offered by this prospectus with respect to matters of U.S. law and Fasken Martineau DuMoulin LLP, New York, New York, has passed upon the legality of the notes offered by this prospectus with respect to matters of Canadian law.

Experts

     The consolidated financial statements of Telesystem International Wireless Inc. and of ClearWave N.V. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, Chartered Accountants, Montreal, Canada, as set forth in their report and comments by auditors for U.S. readers on Canada-U.S. reporting difference incorporated by reference in this prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Telesystem International Wireless Corporation N.V. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus have been audited by Ernst & Young Accountants, Rotterdam, The Netherlands, as set forth in their report incorporated by reference in this prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of TelesystemInternational Wireless (Latin America) Inc. as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001 incorporated by reference in this prospectus have been audited by Ernst & Young Chartered Accountants, Barbados, as set forth in their report incorporated by reference in this prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

64

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

     Under the Canada Business Corporations Act (the “Act”), except in respect of an action by or on behalf of the Telesystem International Wireless Inc. (“TIW”) to procure a judgment in its favor, TIW may indemnify a director or officer or a former director or officer of TIW or a person who acts or acted at TIW’s request as a director or officer of another corporation of which TIW is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of a civil, criminal or administrative action or proceeding to which he or she is made a party by reason of his or her position with TIW and provided that the director or officer acted honestly and in good faith with a view to the best interests of TIW and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. A director or officer is entitled to indemnification from TIW as a matter of right for his or her defense costs if he or she was substantially successful on the merits and fulfilled the conditions set forth above. Indemnification may be made in connection with a derivative action only with court approval.

     Section 47 of the By-laws of TIW provides in effect for the indemnification by TIW of each director and officer of the Registrant to the fullest extent permitted by applicable law.

     TIW has purchased insurance for the benefit of all directors and officers of TIW and its subsidiaries against liability incurred by them in such capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits and Financial Statement Schedules

          Exhibits

Exhibit Number	Description

4.1	Indenture dated September 18, 2001, among Telesystem International Wireless Inc., Telesystem International Wireless Corporation N.V. and The Bank of Nova Scotia Trust Company of New York providing for the issuance of 14% Senior Guaranteed Notes due December 30, 2003 (Incorporated by reference to Exhibit 4.1 to Form F-4, dated March 4, 2002, File No. 333-83764).

4.2	Registration Rights Agreement dated September 18, 2001, among Telesystem International Wireless Inc., Telesystem International Wireless Corporation, N.V., and The Bank of Nova Scotia Trust Company of New York, on Behalf of the Holders, undertaking the registration of 14% senior guaranteed notes (Incorporated by reference to Exhibit 4.2 to Form F-4, dated March 4, 2002, File No. 333-83764).

5.1	Opinion of Fasken Martineau DuMoulin LLP re legality.

5.2	Opinion of Stibbe P.C. re legality.

5.3	Opinion of Pillsbury Winthrop LLP re legality.

8.1	Opinion of Fasken Martineau DuMoulin LLP re tax matters (included in exhibit 5.1).

8.2	Opinion of Pillsbury Winthrop LLP re tax matters.

12.1	Statements re computation of ratios for Telesystem International Wireless Inc.

12.2	Statements re computation of ratios for Telesystem International Wireless Corporation N.V.

23.1	Consents of Ernst & Young LLP.

23.2	Consent of Ernst & Young Accountants.

23.3	Consent of Ernst & Young Chartered Accountants.

23.4	Consent of Fasken Martineau DuMoulin LLP (included in exhibit 5.1).

23.5	Consent of Pillsbury Winthrop LLP (included in exhibit 5.3).

23.6	Consent of Stibbe P.C.

24	Power of attorney (included on the signature page of this Form F-3).

25	Statement of eligibility of Trustee (Incorporated by reference to Exhibit 25 to Form F-4, dated March 4, 2002, File No. 333-83764).

Item 10. Undertakings

     (a)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b)     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c)     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)	The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form F-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Country of Canada, on this 28th day of January 2003.

TELESYSTEM INTERNATIONAL WIRELESS INC.

/s/ Bruno Ducharme

Name: Bruno Ducharme
Title: President and Chief Executive Officer

TELESYSTEM INTERNATIONAL WIRELESS CORPORATION N.V.

By:	/s/ Cornelis van Ravenhorst

Name: Cornelis van Ravenhorst
Title: Managing Director

POWER OF ATTORNEY

     We, the undersigned officers, directors and authorized representative in the United States of Telesystem International Wireless Inc. and Telesystem International Wireless Corporation N.V., hereby severally constitute and appoint Bruno Ducharme, André Gauthier and Margriet Zwarts, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form F-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Telesystem International Wireless Inc. and Telesystem International Wireless Corporation N.V. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Telesystem International Wireless Inc.

Signature	Capacity	Date

/s/ Bruno Ducharme	President and Chief Executive Officer,	January 28, 2003
Bruno Ducharme	Telesystem International Wireless Inc. (Principal Executive Officer)

/s/ André Gauthier	Vice-President and Chief Financial Officer,	January 28, 2003
André Gauthier	Telesystem International Wireless Inc. (Principal Financial Officer and Principal Accounting Officer)

/s/ Charles Sirois	Director and Chairman of the Board	January 28, 2003
Charles Sirois

/s/ Daniel Cyr	Director, Telesystem International Wireless Inc.	January 28, 2003
Daniel Cyr

/s/ Jacques A. Drouin	Director, Telesystem International Wireless Inc.	January 28, 2003
Jacques A. Drouin

/s/ Martin Fafard	Director, Telesystem International Wireless Inc.	January 28, 2003
Martin Fafard

Michael R. Hannon	Director, Telesystem International Wireless Inc.

/s/ C. Kent Jespersen	Director, Telesystem International Wireless Inc.	January 28, 2003
C. Kent Jespersen

/s/ Eva Lee Kwok	Director, Telesystem International Wireless Inc.	January 28, 2003
Eva Lee Kwok

Jonathan Charles C. Meggs	Director, Telesystem International Wireless Inc.

Telesystem International Wireless Corporation N.V.

Signature	Capacity	Date

Mario Bertrand	Supervisory Director, Telesystem International Wireless Corporation N.V.

/s/ André Gauthier	Supervisory Director, Telesystem	January 28, 2003
André Gauthier	International Wireless Corporation N.V.

/s/ James J. Jackson	Supervisory Director, Telesystem	January 28, 2003
James J. Jackson	International Wireless Corporation N.V.

/s/ Margriet Zwarts	Supervisory Director, Telesystem	January 28, 2003
Margriet Zwarts	International Wireless Corporation N.V.

/s/ Cornelis van Ravenhorst	Managing Director, Telesystem	January 28, 2003
Cornelis van Ravenhorst	International Wireless Corporation N.V. (Principal Executive Officer)

/s/ Yves Normand	Managing Director, Telesystem	January 28, 2003
Yves Normand	International Wireless Corporation N.V. (Principal Financial Officer & Principal Accounting Officer)

Authorized Representative in the United States

Puglisi & Associates

By:	/s/ Donald J. Puglisi

Name: Donald J. Puglisi
Title: Managing Director
Date: January 28, 2003